UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C
(Rule 14c -101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant To Section 14(c)of the Securities
 Exchange Act of 1934 (Amendment No. ___ )

Check the appropriate box:

☐	Preliminary Information Statement
☐	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))
☒	Definitive Information Statement

MISSISSIPPI POWER COMPANY

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

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	(5)	Total fee paid:

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☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

NOTICE OF 2012
ANNUAL MEETING
 & INFORMATION STATEMENT

www.mississippipower.com

MISSISSIPPI POWER COMPANY
Gulfport, Mississippi

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on May 16, 2012

NOTICE IS HEREBY GIVEN that the 2012 Annual Meeting of Shareholders of Mississippi Power Company will be held on May 16, 2012 at 10:00 a.m., Eastern Time, at the offices of the Company’s affiliate, Georgia Power Company, 241 Ralph McGill Boulevard, N.E., Atlanta, Georgia 30308, to elect seven members of the Board of Directors and to transact any other business that may properly come before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on March 30, 2012 will be entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

For directions to the meeting, please contact the Mississippi Power Company Corporate Secretary at
(228) 864-1211.

The Information Statement and the 2011 Annual Report are included in this mailing.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF THE INFORMATION STATEMENT AND THE 2011 ANNUAL REPORT FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 16, 2012.

This Information Statement and the 2011 Annual Report also are available to you at www.mississippipower.com/financial.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

BY ORDER OF THE BOARD OF DIRECTORS

Vicki L. Pierce
Corporate Secretary

Gulfport, Mississippi
April 17, 2012

INFORMATION STATEMENT

GENERAL INFORMATION

This Information Statement is furnished by Mississippi Power Company (Company) in connection with the 2012 Annual Meeting of Shareholders and any adjournment or postponement thereof.   The meeting will be held on May 16, 2012 at 10:00 a.m., Eastern Time, at the offices of the Company’s affiliate, Georgia Power Company, 241 Ralph McGill Boulevard, N.E., Atlanta, Georgia 30308.  This Information Statement is initially being provided to shareholders on or about April 17, 2012.  This Information Statement and the 2011 Annual Report also are available on the internet at www.mississippipower.com/financial.

At the meeting, the shareholders will vote to elect seven members to the Board of Directors and will transact any other business that may properly come before the meeting.  The Company is not aware of any other matters to be presented at the meeting; however, the holder of the Company’s common stock will be entitled to vote on any other matters properly presented.

All shareholders of record on the record date of March 30, 2012 are entitled to notice of and to vote at the meeting. On that date, there were 1,121,000 shares of common stock outstanding and entitled to vote, all of which are held by The Southern Company (Southern Company).  There were also 34,210 shares of $100 preferred stock and 1,200,000 shares of depositary preferred stock, each representing one-fourth of a share of preferred stock, outstanding on that date.  With respect to the election of Directors, all of the outstanding shares of preferred stock are entitled to vote as a single class with the Company’s common stock.  Each share of outstanding common stock counts as one vote and each share of outstanding preferred stock counts as one-half vote.  The Company’s charter provides for cumulative voting rights in the election of Directors.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

The Company’s principal business address is 2992 West Beach, Gulfport, Mississippi 39501.

SHAREHOLDER PROPOSALS

Shareholders may present proper proposals for inclusion in the Company’s Information Statement and for consideration at the next annual meeting of its shareholders by submitting their proposals to the Company in a timely manner.  In order to be considered for inclusion in the Information Statement for the 2013 annual meeting, shareholder proposals must be received by the Company no later than February 16, 2013.

NOMINEES FOR ELECTION AS DIRECTORS

A Board of seven Directors is to be elected at the annual meeting, with each Director to hold office until the next annual meeting of shareholders and until the election and qualification of a successor.  Each of the named nominees is currently a Director.  If any named nominee becomes unavailable for election, the Board may substitute another nominee.

Below is information concerning the nominees for Director stating, among other things, their names, ages, positions, and offices held and descriptions of their business experience.  The background, experiences, and strengths of each nominee contribute to the diversity of the Company’s Board.  The information is current as of the date of this Information Statement.

Edward Day, VI – Director since 2010
Mr. Day, 51, as President and Chief Executive Officer of the Company since August 2010, is uniquely qualified to serve as Chairman of the Board.  He previously served as Executive Vice President for Engineering and Construction Services at Southern Company Generation, a business unit of Southern Company, from May 2003 to August 2010.  Mr. Day currently serves as a Director on the Board of Hancock Bank, a subsidiary of Hancock Holding Company, the INFINITY Science Center, Inc., and the Mississippi Nature Conservancy.  He also serves as a Director of the Gulf Coast Business Counsel, the Mississippi Gulf Resort Classic, the Mississippi Economic Council, the Mississippi Energy Policy Institute, and the Mississippi Partnership for Economic Development.  Mr. Day is a member of the University of Alabama – College of Engineering Leadership Board and the United Way de Tocqueville Society. He also serves as the 2012 Gulf Coast Heart Walk Chairman for the American Heart Association and is on the Mississippi Main Street Association Leadership Council.  Mr. Day has held positions in a number of areas within the Southern Company system which include positions in nuclear, wholesale power marketing, engineering, procurement, and construction.  He understands the electric utility business, the regulatory structure, and other industry-specific matters that affect the Company.

Carl J. Chaney – Director since 2009
Mr. Chaney, 50, is President and Chief Executive Officer of Hancock Holding Company, Gulfport, Mississippi. He has served as President since 2008 and Chief Executive Officer and Director since 2006.  Mr. Chaney also serves as Director, President, and Chief Executive Officer of Hancock Bank, Gulfport, Mississippi, Director and Chief Executive Officer of Whitney Bank, New Orleans, Louisiana, and Director and President of a number of other subsidiaries of Hancock Holding Company.  He served as Chief Financial Officer and Executive Vice President of Hancock Holding Company, Hancock Bank, and Hancock Bank of Louisiana from 1998 to 2006. Prior to joining Hancock Holding Company, Mr. Chaney was a bank merger and acquisition and regulatory attorney representing banks and companies throughout 13 states in the Southeast and Southwest.  Mr. Chaney serves on the Board of Directors of the Federal Reserve Bank of Atlanta, New Orleans Branch.  He is Chairman of the Mississippi Banker’s Association, Treasurer and Director of the Mississippi Economic Council, and a Director of the Mississippi Partnership for Economic Development.  He is a Director of the Gulf Coast Business Council, a Director of Gulf Coast Renaissance Corporation, and a member of the Board and former Chairman of the University of Mississippi Banking and Finance Advisory Council.  Mr. Chaney’s strong financial experience in the areas of banking and finance and regulatory law is beneficial to the Board.

L. Royce Cumbest – Director since 2010
Mr. Cumbest, 61, is Chairman, President, and Chief Executive Officer of Merchants & Marine Bank and Merchants & Marine Bancorp, Inc., Pascagoula, Mississippi.  Mr. Cumbest has been in the banking industry since 1971 and with Merchants & Marine Bank since 1976.  He also serves as a Director on the Boards of the First National Bankers Bank and First National Bankers Bankshares, Inc., Baton Rouge, Louisiana, Jackson County Economic Development Foundation, Pascagoula, Mississippi, and Mississippi Export Railroad, Moss Point, Mississippi.  Mr. Cumbest has many years of recognized leadership in civic and charitable functions.  His wealth of business experience and financial expertise is particularly valuable to the Board.

Christine L. Pickering - Director since 2007
Mrs. Pickering, 51, is a Certified Public Accountant (CPA), owning her business, Christy Pickering, CPA Public Accounting Firm, in Biloxi, Mississippi, for two decades.  She serves as a Director of Hancock Holding Company and is the chair of its Audit Committee and is also a member of the Nominating and Corporate Governance Committee.  Mrs. Pickering also serves as a trustee on the Institutions of Higher Learning for the State of Mississippi for the 2008 to 2018 term.  Additionally, she serves on the Boards of Directors of Gulf Coast Renaissance Corporation and INFINITY Science Center, Inc.  She has been actively engaged in community service as past President of the Biloxi Rotary Club, where she received the 1991 Rotarian of the Year award, and as a member of the Inaugural Class of Leadership Gulf Coast.  Mrs. Pickering, as a CPA and business owner, brings a wealth of experience to the Board.

Martha D. Saunders - Director since 2008
Dr. Saunders, 63, has served as President of the University of Southern Mississippi, Hattiesburg, Mississippi, since May 2007.  She previously served as the Chancellor of the University of Wisconsin – Whitewater from August 2005 to May 2007 and Vice President for Academic Affairs at Columbus State University, Columbus, Georgia, from July 2002 to August 2005.  Dr. Saunders participates in a variety of community service activities, including membership on the Board of Directors of the Area Development Partnership.  Her extensive work in higher education and her understanding of unique challenges facing today’s public institutions bring a valued perspective to the Board.

Philip J. Terrell - Director since 1995
Dr. Terrell, 58, is a retired Superintendent of Schools, Pass Christian Public School District, Pass Christian, Mississippi.  He is an advisory Director of Hancock Bank in Gulfport, Mississippi and a member of the Pass Christian School Board.  Dr. Terrell has engaged in service to his community through the Boys and Girls Club, as well as membership with the Harrison County Development Commission.  Dr. Terrell’s experience in the educational system and the community make him a valuable member of the Board.

Marion L. Waters – Director since 2010
Mr. Waters, 56, is a Partner in Waters International Trucks, Inc., Meridian Mississippi.  Mr. Waters is a well-known business person and civic leader.  Mr. Waters has an extensive career in the trucking industry, having served in positions of progressive importance for more than 40 years.  His experience includes oversight of facilities throughout Mississippi in Meridian, Columbus, Kosciusko, Natchez, and Hattiesburg.  Mr. Waters’ experience also includes service on two international Boards that oversee the transportation industry.  In 2009, Mr. Waters received the Hartley D. Peavey Entrepreneur of Excellence Award.  He is also a member of the Boards of Directors of the East Mississippi Business Development Corporation, the Meridian Community College Foundation, and the Aldersgate Retirement Community.  His keen business mind and knowledge of transportation and logistics as well as relationships with the residents of Mississippi and businesses are invaluable to the Board.

Each nominee has served in his or her present position for at least the past five years, unless otherwise noted.

Vote Required

The majority of the votes cast by the shares outstanding and entitled to vote at a meeting at which a quorum is present is required for the election of Directors. The shareholders entitled to vote in the election of Directors have the right to cumulate their votes.  Such right permits the shareholders to multiply the number of votes they are entitled to cast by the number of Directors for whom they are entitled to vote and cast the product for a single nominee or distribute the product among two or more nominees.  A shareholder will not be entitled to vote cumulatively at the Company’s 2012 Annual Meeting unless such shareholder gives the Company notice of his or her intent to cumulate his vote at least 48 hours before the time set for the meeting.  If one shareholder gives such notice, all shareholders will be entitled to cumulate their votes without giving further notice.

Southern Company, as the owner of all of the Company’s outstanding common stock, will vote for all of the nominees above.

CORPORATE GOVERNANCE

DIRECTOR INDEPENDENCE

The Company is managed by a core group of officers and governed by a Board of Directors that currently consists of seven members.  The current nominees for election as Directors consist of six non-employee Directors and Mr. Day, the President and Chief Executive Officer of the Company.

GOVERNANCE POLICIES AND PROCESSES

Southern Company owns all of the Company’s outstanding common stock, which represents a substantial majority of the overall voting power of the Company’s equity securities, and the Company has listed only debt and preferred stock on the New York Stock Exchange (NYSE).  Accordingly, under the rules of the NYSE, the Company is exempt from most of the NYSE’s listing standards relating to corporate governance.  The Company has voluntarily complied with certain of the NYSE’s listing standards relating to corporate governance where such compliance was deemed to be in the best interests of the Company’s shareholders.  In addition, under the rules of the Securities and Exchange Commission (SEC), the Company is exempt from the audit committee requirements of Section 301 of the Sarbanes-Oxley Act of 2002 and, therefore, is not required to have an audit committee or an audit committee report on whether it has an audit committee financial expert.

DIRECTOR COMPENSATION

Only non-employee Directors of the Company are compensated for service on the Board of Directors.  The pay components for non-employee Directors are:

Annual cash retainer:

•	$22,000 retainer paid in quarterly amounts of $5,500

Annual stock retainer:

•	$19,500 in Southern Company common stock (Common Stock) units paid in quarterly grants of $4,875

Meeting fees:

•
Meeting fees are not paid for participation in the initial five meetings of the Board in a calendar year.  If more than five meetings of the Board are held in a calendar year, $1,200 will be paid for participation in each meeting of the Board beginning with the sixth meeting.

DIRECTOR DEFERRED COMPENSATION PLAN

At the election of the Director, all or a portion of the Director’s compensation, including the stock retainer, may be deferred in the Deferred Compensation Plan for Directors of Mississippi Power Company, as amended and restated effective January 1, 2008 (Director Deferred Compensation Plan) until membership on the Board is terminated.  Deferred compensation may be invested as follows, at the Director’s election:

•	in Common Stock units which earn dividends as if invested in Common Stock and are distributed in shares of Common Stock upon leaving the Board,
•	in Common Stock units which earn dividends as if invested in Common Stock and are distributed in cash upon leaving the Board, or
•	at the prime interest rate which is paid in cash upon leaving the Board.

All investments and earnings in the Director Deferred Compensation Plan are fully vested and, at the election of the Director, may be distributed in a lump sum payment, or in up to 10 annual distributions after leaving the Board.  The Company has established a grantor trust that primarily holds Common Stock that funds the Common Stock units that are distributed in shares of Common Stock.  Directors have voting rights in the shares held in the trust attributable to these units.

DIRECTOR COMPENSATION TABLE

The following table reports all compensation to the Company’s non-employee Directors during 2011, including amounts deferred in the Director Deferred Compensation Plan.  Non-employee Directors do not receive Non-Equity Incentive Plan Compensation or stock option awards, and there is no pension plan for non-employee Directors.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Carl J. Chaney	23,200	19,500	—	—	42,700
L. Royce Cumbest	24,400	19,500	—	—	43,900
Christine L. Pickering	25,600	19,500	—	—	45,100
Martha D. Saunders	23,200	19,500	—	—	42,700
Philip J. Terrell	24,400	19,500	—	—	43,900
Marion L. Waters	22,000	24,375	—	—	46,375

(1)	Includes amounts voluntarily deferred in the Director Deferred Compensation Plan.
(2)	Includes fair market value of equity grants on grant dates. All such stock awards are vested immediately upon grant.

BOARD LEADERSHIP STRUCTURE

The Board believes that the combined role of Chief Executive Officer and Chairman is most suitable for the Company because Mr. Day is the Director most familiar with the Company’s business and industry, including the regulatory structure and other industry-specific matters, as well as being most capable of effectively identifying strategic priorities and leading discussion and execution of strategy.  Non-employee Directors and management have different perspectives and roles in strategy development.  The Chief Executive Officer brings Company-specific experience and expertise, while the Company’s non-employee Directors bring experience, oversight, and expertise from outside the Company and its industry.

EXECUTIVE SESSIONS

It is the policy of the Directors to hold an executive session of the non-employee Directors without management participation at each meeting of the Controls and Compliance Committee. The Chair of the Controls and Compliance Committee presides over these executive sessions. Information on how to communicate with the Chair of the Controls and Compliance Committee or the non-employee Directors is provided under Communicating with the Board below.

COMMITTEES OF THE BOARD

Controls and Compliance Committee:

•	Members are Mrs. Pickering, Chair; Mr. Chaney, Mr. Cumbest, Dr. Saunders, and Dr. Terrell

•	Met four times in 2011

•	Oversees the Company’s internal controls and compliance matters

The Controls and Compliance Committee provides, on behalf of the Board, oversight of the Company’s system of internal control, compliance, ethics, and employee concerns programs and activities. Its responsibilities include review and assessment of such matters as the adequacy of internal controls, the internal control environment, management risk assessment, response to reported internal control weaknesses, internal auditing, and ethics and compliance program policies and practices. The Controls and Compliance Committee reports activities and findings to the Board of Directors and the Southern Company Audit Committee. The Controls and Compliance Committee meets periodically with management, the internal auditors, and the independent registered public accounting firm to discuss auditing, internal controls, and compliance matters.

The Southern Company Audit Committee provides broad oversight of the Company’s financial reporting and control processes. The Southern Company Audit Committee reviews and discusses the Company’s financial statements with management, the internal auditors, and the independent registered public accounting firm. Such discussions include critical accounting policies and practices, alternative financial treatments, proposed adjustments, and control recommendations. Such discussions also include significant management judgments and estimates, reporting or operational issues, and changes in accounting principles, as well as any disagreements with management.

The charter of the Southern Company Audit Committee is available on Southern Company’s website (www.southerncompany.com). The Southern Company Audit Committee has authority to appoint, compensate, and oversee the work of the independent registered public accounting firm.

Compensation Committee:

•	Members are Mr. Chaney, Chair, Mr. Cumbest, and Dr. Terrell

•	Met two times in 2011

•	Oversees the administration of the Directors’ compensation arrangements and reviews employee compensation

The Company’s Compensation Committee reviews and provides input to the Southern Company Compensation and Management Succession Committee on the performance and compensation of the Company’s Chief Executive Officer and makes recommendations regarding the fees paid to members of the Company’s Board of Directors.

The Southern Company Compensation and Management Succession Committee approves the corporate performance goals used to determine incentive compensation and establishes the mechanism for setting compensation levels for the Company’s executive officers.  It also administers executive compensation plans and reviews management succession plans.  The Charter of the Southern Company Compensation and Management Succession Committee is available on Southern Company’s website (www.southerncompany.com).

In 2011, the Southern Company Compensation and Management Succession Committee directly retained Pay Governance LLC as its independent compensation consultant.  The Southern Company Compensation and Management Succession Committee informed Pay Governance LLC that it expected Pay Governance LLC to provide an independent assessment of the current executive compensation program and any management-recommended changes to that program and to work with Southern Company management to ensure that the executive compensation program is designed and administered consistent with the Southern Company Compensation and Management Succession Committee’s requirements.  The Southern Company Compensation and Management Succession Committee also expected Pay Governance LLC to advise on executive compensation and related corporate governance trends.

During 2011, Pay Governance LLC assisted the Southern Company Compensation and Management Succession Committee with analyzing comprehensive market data and its implications for pay at the Company and its affiliates and various other governance, design, and compliance matters.

BOARD RISK OVERSIGHT

The Chief Executive Officer of the Company has designated a member of management as the primary responsible officer for identifying and providing information and updates related to the significant risks facing the Company.  All significant risks identified on the Company’s risk profile are reviewed with the full Board at least annually.  In addition, the Board provides ongoing oversight of risks through regular management reports related to significant strategic and operational issues.  As part of its review of management’s risk assessment, the Controls and Compliance Committee receives a risk report at least twice each year on the Company’s risk profile.  This Committee elevates any significant risk issues and changes to the risk profiles to the full Board as appropriate.

DIRECTOR ATTENDANCE

The Board of Directors met six times in 2011.  Average Director attendance at all Board and Committee meetings was 91%.  No nominee attended less than 75% of applicable meetings.

DIRECTOR NOMINATION PROCESS

The Company does not have a nominating committee.  The full Board, with input from the Company’s President and Chief Executive Officer, identifies Director nominees.  The Board evaluates candidates based on the requirements set forth in the Company’s bylaws and regulatory requirements applicable to the Company.

Southern Company owns all of the Company’s common stock and, as a result, Southern Company’s affirmative vote is sufficient to elect Director nominees.  Consequently, the Board does not accept proposals from preferred shareholders regarding potential candidates for Director nominees.  Southern Company’s President and Chief Executive Officer also has input on behalf of Southern Company regarding potential candidates for Director nominees.

COMMUNICATING WITH THE BOARD

Shareholders and other parties interested in communicating directly with the Company’s Board of Directors, the Chair of the Controls and Compliance Committee, or the non-employee Directors may contact them by writing c/o Corporate Secretary, Mississippi Power Company, 2992 West Beach Boulevard, Gulfport, Mississippi 39501-1907.  The Corporate Secretary will receive the correspondence and forward it to the individual Director or Directors to whom the correspondence is directed or the Chairman of the Controls and Compliance Committee.  The Corporate Secretary will not forward any correspondence that is unduly hostile, threatening, illegal, not reasonably related to the Company or its business, or similarly inappropriate.

BOARD ATTENDANCE AT ANNUAL MEETING OF SHAREHOLDERS

The Company does not have a policy relating to attendance at the Company’s annual meeting of shareholders by Directors.  The Company does not solicit proxies for the election of Directors because the affirmative vote of Southern Company is sufficient to elect the nominees and, therefore, holders of the Company’s preferred stock rarely attend the annual meeting. Consequently, a policy encouraging Directors to attend the annual meeting of shareholders is not necessary. None of the Company’s Directors attended the Company’s 2011 annual meeting of shareholders.

AUDIT COMMITTEE REPORT

The Southern Company Audit Committee (Audit Committee) oversees the Company’s financial reporting process on behalf of the Board of Directors of Southern Company. The Company’s management has the primary responsibility for establishing and maintaining adequate internal controls over financial reporting, including disclosure controls and procedures, and for preparing the Company’s financial statements. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements of the Company and management’s report on the Company’s internal control over financial reporting in the 2011 Annual Report with management. The Audit Committee also reviews the Company’s quarterly and annual reporting on Forms 10-Q and 10-K prior to filing with the SEC. The Audit Committee’s review process includes discussions of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and estimates, and the clarity of disclosures in the financial statements.

The independent registered public accounting firm is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States. The Audit Committee has discussed with the independent registered public accounting firm the matters that are required to be discussed by Statement on Auditing Standards No. 61, as amended (American Institute of Certified Public Accountants, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T. In addition, the Audit Committee has discussed with the independent registered public accounting firm its independence from management and the Company as required under rules of the PCAOB and has received the written disclosures and letter from the independent registered public accounting firm required by the rules of the PCAOB. The Audit Committee also has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining the firm’s independence.

The Audit Committee discussed the overall scope and plans with the Company’s internal auditors and independent registered public accounting firm for their respective audits. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their audits and the overall quality of the Company’s financial reporting. The Audit Committee also meets privately with Southern Company’s compliance officer. The Audit Committee held 10 meetings during 2011.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors of Southern Company (and such Board approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and filed with the SEC. The Audit Committee also reappointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2012.  At the 2012 annual meeting of Southern Company’s stockholders, the stockholders will be asked to ratify the Audit Committee’s selection of the independent registered public accounting firm.

Members of the Audit Committee:

William G. Smith, Jr., Chair
Jon A. Boscia
Warren A. Hood, Jr.
Larry D. Thompson

PRINCIPAL INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The following represents the fees billed to the Company for the two most recent fiscal years by Deloitte & Touche LLP (Deloitte & Touche) — the Company’s principal independent registered public accounting firm for 2011 and 2010:

	2011 2010
	(in thousands)
Audit Fees (1)	$1,298	$1,193
Audit-Related Fees (2)	183	0
Tax Fees	0	0
All Other Fees	0	0
Total	$1,481	$1,193

(1)	Includes services performed in connection with financing transactions.
(2)	Includes non-statutory audit services in 2011

The Audit Committee (on behalf of Southern Company and all of its subsidiaries, including the Company) has adopted a Policy on Engagement of the Independent Auditor for Audit and Non-Audit Services that includes requirements for the Audit Committee to pre-approve services provided by Deloitte & Touche.  This policy was initially adopted in July 2002 and, since that time, all services included in the chart above have been pre-approved by the Audit Committee.

Under the policy, the independent registered public accounting firm delivers an annual engagement letter which provides a description of services anticipated to be rendered to the Company by the independent registered public accounting firm for the Audit Committee to approve.  The Audit Committee’s approval of the independent registered public accounting firm’s annual engagement letter constitutes pre-approval of all services covered in the letter.  In addition, under the policy, the Audit Committee has pre-approved the engagement of the independent registered public accounting firm to provide services related to the issuance of comfort letters and consents required for securities sales by the Company and services related to consultation on routine accounting and tax matters.  The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee with respect to permissible services up to a limit of $50,000 per engagement.  The Chair of the Audit Committee is required to report any pre-approval decisions at the next scheduled Audit Committee meeting.

Under the policy, prohibited non-audit services are services prohibited by the SEC to be performed by the Company’s independent registered public accounting firm.  These services include bookkeeping or other services related to the preparation of accounting records or financial statements of the Company, financial information systems design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, internal audit outsourcing services, management functions or human resources, broker-dealer, investment advisor or investment banking services, legal services and expert services unrelated to the audit, and any other service that the PCAOB determines, by regulation, is impermissible.  In addition, officers of the Company may not engage the independent registered public accounting firm to perform any personal services, such as personal financial planning or personal income tax services.

PRINCIPAL INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM REPRESENTATION

No representative of Deloitte & Touche is expected to be present at the 2012 Annual Meeting of Shareholders unless, at least three business days prior to the day of the meeting, the Company’s Corporate Secretary has received written notice from a shareholder addressed to the Corporate Secretary at Mississippi Power Company, 2992 West Beach Boulevard, Gulfport, Mississippi 39501-1907, that the shareholder will attend the meeting and wishes to ask questions of a representative of Deloitte & Touche.  In such a case, a representative of Deloitte & Touche will be present at the Annual Meeting to respond to questions and will have an opportunity to make a statement if desired.

EXECUTIVE COMPENSATION

Throughout this executive compensation section, references to the Compensation Committee mean the Compensation and Management Succession Committee of the Board of Directors of Southern Company.

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

This section describes the compensation program for the Company’s Chief Executive Officer and Chief Financial Officer in 2011, as well as each of the Company’s other three most highly compensated executive officers serving at the end of the year.  Also included is Donald R. Horsley, who served as Vice President of the Company until his transfer to Southern Communications Services, Inc. (SouthernLINC) effective August 1, 2011.  Mr. Horsley currently is serving as President and Chief Executive Officer of SouthernLINC.  Collectively, these officers are referred to as the named executive officers.

Edward Day, VI	President and Chief Executive Officer
Moses H. Feagin	Vice President, Chief Financial Officer, and Treasurer
Thomas O. Anderson, IV	Vice President
John W. Atherton	Vice President
Jeff G. Franklin	Vice President
Donald R. Horsley	Vice President

Executive Summary

Performance

Performance-based pay represents a substantial portion of the total direct compensation paid or granted to the  named executive officers for 2011.
	Salary ($)(1)	% of Total	Short-Term Performance Pay ($)(1)	% of Total	Long-Term Performance Pay ($)(1)	% of Total
E. Day, VI	389,383	33	286,505	24	508,805	43
M. H. Feagin	221,275	46	122,387	26	133,751	28
T. O. Anderson, IV	178,824	52	92,133	27	71,897	21
J. W. Atherton	221,275	46	122,387	26	133,751	28
J. G. Franklin	215,544	50	136,806	31	82,385	19
D. R. Horsley	277,848	44	188,278	30	161,869	26

(1)  Salary is the actual amount paid in 2011, Short-Term Performance Pay is the actual amount earned in 2011 based on performance, and Long-Term Performance Pay is the value on the grant date of stock options and performance shares granted in 2011.  See the Summary Compensation Table for the amounts of all elements of reportable compensation described in this CD&A.

Company financial and operational and Southern Company earnings per share (EPS) goal results for 2011 are shown below.

Financial:                                              27% of Target
Operational:                                         183% of Target
EPS:                                                       156% of Target

These levels of achievement resulted in actual payouts that exceeded targets.  Southern Company’s total shareholder return has been:

1-year:    26.9%
3-year:    13.4%
5-year:     9.9%

Compensation and Benefit Beliefs

The Company’s compensation and benefit program is based on the following beliefs:

•	Employees’ commitment and performance have a significant impact on achieving business results;
•	Compensation and benefits offered must attract, retain, and engage employees and must be financially sustainable;
•	Compensation should be consistent with performance: higher pay for higher performance and lower pay for lower performance; and
•	Both business drivers and culture should influence the compensation and benefit program.

Based on these beliefs, the Compensation Committee believes that the Company’s executive compensation program should:

•	Be competitive with the companies in the Company’s industry;
•	Motivate and reward achievement of the Company’s goals;
•	Be aligned with the interests of Southern Company’s stockholders and the Company’s customers; and
•	Not encourage excessive risk-taking.

Executive compensation is targeted at the market median of industry peers, but actual compensation is primarily determined by achievement of the Company’s and Southern Company’s business goals.  The Company believes that focusing on the customer drives achievement of financial objectives and delivery of a premium, risk-adjusted total shareholder return for Southern Company’s stockholders.  Therefore, short-term performance pay is based on achievement of the Company’s operational and financial goals, with one-third determined by operational performance, such as safety, reliability, and customer satisfaction; one-third determined by business unit financial performance; and one-third determined by EPS performance.  Long-term performance pay is tied to Southern Company stockholder value with 40% of the target value awarded in Southern Company stock options, which reward stock price appreciation, and 60% awarded in performance share units, which reward total shareholder return performance relative to that of industry peers and stock price appreciation.

Key Governance and Pay Practices

•      Annual pay risk assessment required by the Compensation Committee charter.
•	Retention of an independent consultant, Pay Governance LLC, that provides no other services to Southern Company.
•
Inclusion of a claw-back provision that permits the Compensation Committee to recoup performance pay from any employee if determined to have been based on erroneous results, and requires recoupment from an executive officer in the event of a material financial restatement due to fraud or misconduct of the executive officer.

•      No excise tax gross-up on change-in-control severance arrangements.
•	Provision of limited perquisites and no income tax gross-ups for the President and Chief Executive Officer, except on relocation-related benefits.
•	“No-hedging” provision in the Company’s inside trading policy that is applicable to all employees.
•      Strong stock ownership requirements that are being met by all named executive officers.

ESTABLISHING EXECUTIVE COMPENSATION

The Compensation Committee establishes the executive compensation program.  In doing so, the Compensation Committee uses information from others, principally its independent compensation consultant, Pay Governance LLC.  The Compensation Committee also relies on information from Southern Company’s Human Resources staff and, for individual executive officer performance, from the Company’s and Southern Company’s Chief Executive Officers.  The role and information provided by each of these sources is described throughout this CD&A.

Review of Compensation and Benefits

In 2011, Southern Company conducted an extensive review of its compensation and benefit program.  Numerous focus groups with employees at all levels were conducted and outside consultants were retained to review all aspects of the program.

The review was conducted with the support of, and input from, the Compensation Committee.  The findings of the review confirmed that Southern Company’s compensation and benefit program, including the appropriate payout levels under performance-based pay components, is competitive and consistent with industry peers.  These findings were reviewed with the Compensation Committee.

GUIDING PRINCIPLES AND POLICIES

Southern Company, through a single compensation program for all officers of its subsidiaries, drives and rewards both Southern Company financial performance and individual business unit performance.  This executive compensation program is based on a philosophy that total executive compensation must be competitive with the companies in the electric utility industry, must be tied to and motivate executives to meet short- and long-term performance goals, must foster and encourage alignment of executive interests with the interests of Southern Company’s stockholders and the Company’s customers, and must not encourage excessive risk-taking.  The program generally is designed to motivate all employees, including executives, to achieve operational excellence and financial goals while maintaining a safe work environment.

The executive compensation program places significant focus on rewarding performance.  The program is performance-based in several respects:

•
Business unit performance, which includes return on equity (ROE), and operational performance compared to target performance levels established early in the year, and EPS determine the actual payouts under the short-term (annual) performance-based compensation program (Performance Pay Program).

•	Common Stock price changes result in higher or lower ultimate values of stock options.

•	Southern Company’s total shareholder return compared to those of industry peers leads to higher or lower payouts under the Performance Share Program (performance shares).

In support of this performance-based pay philosophy, the Company has no general employment contracts or guaranteed severance with the named executive officers, except upon a change in control.

The pay-for-performance principles apply not only to the named executive officers, but to hundreds of the Company’s employees.  The Performance Pay Program covers almost all of the approximately 1,250 Company employees. Stock options and performance shares are granted to approximately 140 of the Company’s employees. These programs engage employees, which ultimately is good not only for them, but also for the Company’s customers and Southern Company’s stockholders.

OVERVIEW OF EXECUTIVE COMPENSATION COMPONENTS

The executive compensation program has several components, each of which plays a different role. The following chart discusses the intended role of each material pay component, what it rewards, and why it is used. Following the chart is additional information that describes how 2011 pay decisions were made.

Pay Element	Intended Role and What the Element Rewards	Why the Element Is Used
Base Salary	Base salary is pay for competence in the executive role, with a focus on scope of responsibilities.	Market practice. Provides a threshold level of cash compensation for job performance.
Annual Performance-Based Compensation: Performance Pay Program	The Performance Pay Program rewards achievement of business unit operational and financial goals and EPS.	Market practice. Focuses attention on achievement of short-term goals that ultimately work to fulfill the mission to customers and lead to increased stockholder value in the long term.
Long-Term Performance-Based Compensation: Stock Options	Stock options reward price increases in Common Stock over the market price on the date of grant, over a 10-year term.	Market practice. Performance-based compensation. Aligns recipients’ interests with those of Southern Company’s stockholders.
Long-Term Performance-Based Compensation: Performance Shares	Performance shares provide equity compensation dependent on Southern Company’s three-year total shareholder return versus industry peers.
Market practice.

Performance-based compensation.

Aligns recipients’ interests with stockholders’ interests since payouts are dependent on the returns realized by Southern Company’s stockholders versus those of industry peers.

Southern Excellence Awards	An employee may receive discretionary awards based on extraordinary performance. Awards are not tied to pre-established goals.	Provides a means of rewarding, on a current basis, extraordinary performance.
Retention Awards	Retention awards are earned at the end of designated retention periods.	Limited use of retention awards to encourage retention of executives to continue employment with the Company or an affiliate of the Company.

Pay Element	Intended Role and What the Element Rewards	Why the Element Is Used
Retirement Benefits
Executives participate in employee benefit plans available to all employees of the Company, including a 401(k) savings plan and the funded Southern Company Pension Plan (Pension Plan).

The Southern Company Deferred Compensation Plan provides the opportunity to defer to future years up to 50% of base salary and all or part of performance-based non-equity compensation in either a prime interest rate or Common Stock account.

The Supplemental Benefit Plan counts pay, including deferred salary, that is ineligible to be counted under the Pension Plan and the 401(k) plan due to Internal Revenue Service rules.

The Supplemental Executive Retirement Plan counts annual performance-based pay above 15% of base salary for pension purposes.

Represents an important component of competitive market-based compensation in both the peer group and generally.

Permitting compensation deferral is a cost-effective method of providing additional cash flow to the Company while enhancing the retirement savings of executives.

The purpose of these supplemental plans is to eliminate the effect of tax limitations on the payment of retirement benefits.

Perquisites and Other Personal Benefits
Personal financial planning maximizes the perceived value of the executive compensation program to executives and allows them to focus on operations.

Limited personal use of corporate-owned aircraft associated with geographic relocation.

Relocation benefits cover the costs associated with geographic relocations at the request of the Company.

For the President and Chief Executive Officer, tax gross-ups are not provided on any perquisites except relocation benefits.
These limited perquisites represent an effective, low-cost means to retain key talent.
Severance Arrangements
Change-in-control plans provide severance pay, accelerated vesting, and payment of short- and long-term performance-based compensation upon a change in control of Southern Company or its applicable subsidiary coupled with involuntary termination not for cause or a voluntary termination for “Good Reason.”

Market practice.

Providing protections to executives upon a change in control minimizes disruption during a pending or anticipated change in control.

Payment and vesting occur only upon the occurrence of both an actual change in control and loss of the executive’s position.

MARKET DATA

For the named executive officers, the Compensation Committee reviews compensation data from large, publicly-owned electric and gas utilities. The data was developed and analyzed by Pay Governance LLC, the independent compensation consultant retained by the Compensation Committee. The companies included each year in the primary peer group are those whose data is available through the consultant’s database. Those companies are drawn from this list of primarily regulated utilities of $2 billion in revenues and up.

AGL Resources Inc.	Energy Future Holdings Corp.	PG&E Corporation
Allegheny Energy, Inc.	Entergy Corporation	Pinnacle West Capital Corporation
Alliant Energy Corporation	Exelon Corporation	PPL Corporation
Ameren Corporation	FirstEnergy Corp.	Progress Energy, Inc.
American Electric Power Company, Inc.	Hawaiian Electric Industries, Inc.	Public Service Enterprise Group Incorporated
Atmos Energy Corporation	Integrys Energy Group, Inc.	Puget Energy, Inc.
Calpine Corporation	LG&E and KU Energy LLC	Salt River Project
CenterPoint Energy, Inc.	MDU Resources Group, Inc.	SCANA Corporation
CMS Energy Corporation	Mirant Corporation	Sempra Energy
Consolidated Edison, Inc.	New York Power Authority	Spectra Energy Corp.
Constellation Energy Group, Inc.	NextEra Energy, Inc.	TECO Energy, Inc.
CPS Energy	Nicor Inc.	Tennessee Valley Authority
Dominion Resources, Inc.	Northeast Utilities	The Williams Companies, Inc.
DTE Energy Company	NRG Energy, Inc.	UGI Corporation
Duke Energy Corporation	NSTAR	Vectren Corporation
Dynegy Inc.	NV Energy, Inc.	Wisconsin Energy Corporation
Edison International	OGE Energy Corp.	Xcel Energy Inc.
El Paso Corporation	Pepco Holdings, Inc.

Southern Company is one of the largest utility holding companies in the United States based on revenues and market capitalization, and its largest business units are some of the largest in the industry as well. For that reason, the consultant size-adjusts the survey market data in order to fit it to the scope of Southern Company’s business.

In using this market data, market is defined as the size-adjusted 50th percentile (median) of the survey data, with a focus on pay opportunities at target performance (rather than actual plan payouts).  Market data for the Chief Executive Officer position and other positions in terms of scope of responsibilities that most closely resemble the positions held by the named executive officers is reviewed. Based on that data, a total target compensation opportunity is established for each named executive officer. Total target compensation opportunity is the sum of base salary, annual performance-based compensation at a target performance level, and long-term performance-based compensation (stock options and performance shares) at a target value. Actual compensation paid may be more or less than the total target compensation opportunity based on actual performance above or below target performance levels. As a result, the compensation program is designed to result in payouts that are market-appropriate given the Company’s and Southern Company’s performance for the year or period.

A specified weight was not targeted for base salary or annual or long-term performance-based compensation as a percentage of total target compensation opportunities, nor did amounts realized or realizable from prior compensation serve to increase or decrease 2011 compensation amounts. Total target compensation opportunities for senior management as a group are managed to be at the median of the market for companies of similar size in the electric utility industry. The total target compensation opportunity established in early 2011 for each named executive officer is shown in the following table.

	Salary ($)	Target Annual Performance-Based Compensation ($)	Target Long-Term Performance-Based Compensation ($)	Total Target Compensation Opportunity ($)
E. Day, VI	391,400	234,840	508,805	1,135,045
M. H. Feagin	222,927	100,317	133,751	456,995
T. O. Anderson, IV	179,807	71,923	71,897	323,627
J. W. Atherton	222,927	100,317	133,751	456,995
J. G Franklin	206,008	92,704	82,385	381,097
D. R. Horsley	269,795	121,408	161,869	553,072

The salary levels shown above were not effective until March 2011.  Messrs. Franklin’s and Horsley’s salaries increased to $230,730 and $291,948, respectively, effective in July 2011 due to promotions.  Mr. Franklin was Vice President of Georgia Power Company (Georgia Power) until July 2011 when he was named Vice President of Customer Operations for the Company.  Mr. Anderson’s salary increased to $188,797 in December 2011 for internal equity.  Mr. Horsley was named President and Chief Executive Officer of SouthernLINC in August 2011, as described above.  Therefore, the salary amounts reported in the Summary Compensation Table are different than the amounts shown above because that table reports actual amounts paid in 2011.

For purposes of comparing the value of the compensation program to the market data, stock options are valued at $3.25 per option and performance shares at $35.97 per unit.  These values represent risk-adjusted present values on the date of grant and are consistent with the methodologies used to develop the market data.  The mix of stock options and performance shares granted were 40% and 60%, respectively, of the long-term value shown above.

As discussed above, the Compensation Committee targets total compensation opportunities for senior management as a group at market.  Therefore, some executives may be paid somewhat above and others somewhat below market.  This practice allows for minor differentiation based on time in the position, scope of responsibilities, and individual performance.  The differences in the total pay opportunities for each named executive officer are based almost exclusively on the differences indicated by the market data for persons holding similar positions.  The average total target compensation opportunities for the named executive officers for 2011 were at the median of the market data described above.  Because of the use of market data from a large number of industry peer companies for positions that are not identical in terms of scope of responsibility from company to company, slight differences are not considered to be material and the compensation program is believed to be market-appropriate.  Generally, compensation is considered to be within an appropriate range if it is not more or less than 15% of the applicable market data.

In 2010, Pay Governance LLC, the Compensation Committee’s independent consultant, analyzed the level of actual payouts for 2009 performance under the annual Performance Pay Program to the named executive officers relative to performance versus peer companies to provide a check on the goal-setting process, including goal levels and associated performance-based pay opportunities. The findings from the analysis were used in establishing performance goals and the associated range of payouts for goal achievement for 2011.  That analysis was updated in 2011 by Pay Governance LLC for 2010 performance, and those findings were used in establishing goals for 2012.

DESCRIPTION OF KEY COMPENSATION COMPONENTS

2011 Base Salary

Most employees, including all of the named executive officers, received base salary increases in 2011.

With the exception of Mr. Day, the named executive officers are each within a position level with a base salary range that is established under the direction of the Compensation Committee using the market data described above. The actual base salary level set for each of these named executive officers is within the pre-established salary ranges.  Also considered in recommending the specific base salary level for each named executive officer is the need to retain an experienced team, internal equity, time in position, and individual performance.  Individual performance includes the degree of competence and initiative exhibited and the individual’s relative contribution to the results of operations in prior years.  Mr. Day’s total target compensation opportunity, including base salary, is not within a position level band.  It is set directly by the Compensation Committee using the above-described market data for specific positions similar in scope and responsibility in the market peer companies listed above.

Base salaries for all of the named executive officers except Mr. Day were recommended by the officer’s respective superior to Southern Company’s Chief Executive Officer.  Mr. Day also is an executive officer of Southern Company.  His base salary was recommended by Southern Company’s Chief Executive Officer to the Compensation Committee and was influenced by the above-described market data.  The base salary for Mr. Day was approved by the Compensation Committee.  The base salaries of the other named executive officers were approved by Southern Company’s Chief Executive Officer.

2011 Performance-Based Compensation

This section describes performance-based compensation for 2011.

Achieving Operational and Financial Goals — The Guiding Principle for Performance-Based Compensation

The number one priority is to continue to provide the Company’s customers outstanding reliability and superior service at reasonable prices while achieving a level of financial performance that benefits the Company and Southern Company’s stockholders in the short- and long-term.  Operational excellence and business unit and Southern Company financial performance are integral to the achievement of business results that benefit customers and stockholders.

Therefore, in 2011, the Company strove for and rewarded:

•	Continuing industry-leading reliability and customer satisfaction, while maintaining reasonable retail prices; and

•	Meeting energy demand with the best economic and environmental choices.

In 2011, the Company also focused on and rewarded:

•	EPS growth;

•	Company ROE — target performance level in the top quartile of comparable electric utilities;

•	Southern Company dividend growth;

•	Long-term, risk-adjusted Southern Company total shareholder return; and

•	Financial integrity — an attractive risk-adjusted return, sound financial policy, and a stable “A” credit rating.

The performance-based compensation program is designed to encourage achievement of these goals.

The Southern Company Chief Executive Officer, with the assistance of Southern Company’s Human Resources staff, recommended to the Compensation Committee the program design and award amounts for senior management, including the named executive officers.

2011 Annual Performance Pay Program

Program Design

The Performance Pay Program is Southern Company’s annual performance-based compensation program.  Almost all employees of the Company, including the named executive officers, are participants.

The performance goals are set at the beginning of each year by the Compensation Committee.

•
For Southern Company’s traditional operating companies (including the Company, Alabama Power Company, Georgia Power, and Gulf Power Company), operational goals are safety, customer satisfaction, plant availability, transmission and distribution system reliability, and culture.  For Southern Company’s nuclear operating company (Southern Nuclear), operational goals are safety, plant operations, and culture.

•
EPS is defined as Southern Company’s earnings from continuing operations divided by average shares outstanding during the year.  The EPS performance measure is applicable to all participants in the Performance Pay Program.

•
For Southern Company’s traditional operating companies, the business unit financial performance goal is ROE, which is defined as the traditional operating company’s net income divided by average equity for the year.  For Southern Power Company (Southern Power), the business unit financial performance goal is net income.

•
For Southern Company Services, Inc. (SCS) Corporate, the operational goals are based on the aggregate operational goal results of the traditional operating companies (90%) and Southern Nuclear’s operational goal results (10%).  Each of these operational goals is explained in more detail under Goal Details below.  The level of achievement for each operational goal is determined according to the respective performance schedule, and the total operational goal performance is determined by the weighted average results.  All of Southern Company’s business units have operational goals.  Business unit financial goals are based on the aggregate ROE of the traditional operating companies (90%) and Southern Power net income (10%).  Employees at SouthernLINC, including Mr. Horsley, are paid based on SCS Corporate results.

As described above, Messrs. Franklin and Horsley served more than one business unit during 2011.  Payments under the Performance Pay Program are prorated based on the period of service with the applicable business units.

The Compensation Committee may make adjustments, both positive and negative, to goal achievement for purposes of determining payouts.  For the financial goals, such adjustments could include the impact of items considered non-recurring or outside of normal operations or not anticipated in the business plan when the earnings goal was established and of sufficient magnitude to warrant recognition.  No adjustments to goal achievement were made in 2011.

Under the terms of the program, no payout can be made if Southern Company’s current earnings are not sufficient to fund the Common Stock dividend at the same level or higher than the prior year.

Goal Details

Operational Goals:

Customer Satisfaction — Customer satisfaction surveys evaluate performance.  The survey results provide an overall ranking, as well as a ranking for each customer segment: residential, commercial, and industrial.

Reliability — Transmission and distribution system reliability performance is measured by the frequency and duration of outages. Performance targets for reliability are set internally based on recent historical performance.

Availability — Peak season equivalent forced outage rate is an indicator of availability and efficient generation fleet operations during the months when generation needs are greatest. Availability is measured as a percentage of the hours of forced outages out of the total generation hours.

Nuclear Plant Operation — This goal includes a measure for nuclear safety as rated by independent industry evaluators. It also includes nuclear plant reliability and a subjective assessment of progress on the construction and licensing of Georgia Power’s two new nuclear units, Plant Vogtle Units 3 and 4. Nuclear reliability is a measurement of the percentage of time a nuclear plant is operating, except during planned outages.

Safety — Southern Company’s Target Zero program is focused on continuous improvement in having a safe work environment. The performance is measured by the Company’s ranking, as compared to peer utilities in the Southeastern Electric Exchange.

Culture — The culture goal seeks to improve the Company’s inclusive workplace. This goal includes measures for work environment (employee satisfaction survey), representation of minorities and females in leadership roles (subjectively assessed), and supplier diversity.

The ranges of performance levels established for the primary operational goals are detailed below.
Level of Performance	Customer Satisfaction	Reliability	Availability	Nuclear Plant Operation	Safety	Culture
Maximum	Top quartile for all customer segments and overall	Significantly exceed target	Industry best	Significantly exceed targets	Greater than top 20th percentile and Southern Company best	Significant improvement
Target	Top quartile overall	Historical Company average	Top quartile	Meet targets	Top 40th percentile	Improvement
Threshold	2nd quartile overall	Significantly below target	2nd quartile	Significantly below targets	Top 60th percentile	Significantly below expectations

The Compensation Committee approves specific objective performance schedules to calculate performance between the threshold, target, and maximum levels for each of the operational goals.  Collectively, customer satisfaction, reliability, availability, and nuclear plant operation are weighted 60% and safety and culture are weighted 20% each.  If goal achievement is below threshold, there is no payout associated with the applicable goal.

Southern Company EPS and Business Unit Financial Performance:

The range of EPS, business unit ROE, and Southern Power net income goals for 2011 is shown below. ROE goals vary from the allowed retail ROE range due to state regulatory accounting requirements, wholesale activities, other non-jurisdictional revenues and expenses, and other activities not subject to state regulation.
Level of Performance	EPS ($)	Business Unit ROE (%)	Southern Power Net Income ($) (millions)
Maximum	2.65	14.0	150
Target	2.52	12.0	130
Threshold	2.39	10.0	110

For 2011, the Compensation Committee established a minimum EPS performance threshold that must be achieved.  If EPS was less than $2.27 (90% of Target), not only would there have been no payout associated with EPS performance, but overall payouts under the Performance Pay Program would have been reduced by 10% of Target.

In setting the goals for pay purposes, the Compensation Committee relies on information on financial and operational goals from the Finance Committee and the Nuclear/Operations Committee of the Southern Company Board of Directors, respectively.

2011 Achievement

Each named executive officer had a target Performance Pay Program opportunity, based on his position, set by the Compensation Committee at the beginning of 2011.  Targets are set as a percentage of base salary.  Mr. Day’s target was set at 60%, Messrs. Atherton’s and Feagin’s targets were set at 45%, and Mr. Anderson’s target was set at 40%.  As described above, Messrs. Franklin and Horsley were promoted during 2011 and, as a result, their targets were increased and their payouts prorated accordingly.   Mr. Franklin’s target was increased from 40% to 45% and Mr. Horsley’s target was increased from 45% to 50%.  Actual payouts were determined by adding the payouts derived from EPS and applicable business unit operational and financial performance goal achievement for 2011 and dividing by three.  EPS exceeded the minimum threshold established and therefore payouts were not affected.  Actual 2011 goal achievement is shown in the following tables.

Operational Goal Results:

Company

Goal	Achievement Percentage
Customer Satisfaction	200
Reliability	200
Availability	200
Safety	165
Culture	151

Georgia Power

Goal	Achievement Percentage
Customer Satisfaction	167
Reliability	191
Availability	198
Safety	175
Culture	136

SCS Corporate

Goal	Achievement Percentage
Customer Satisfaction	200
Reliability	197
Availability	200
Safety	109
Culture	136
Southern Nuclear Plant Operation	153

Overall, the levels of achievement shown above resulted in an operational goal performance factor of 122% for the Company, 157% for Georgia Power, and 153% for SCS Corporate.

Financial Goal Results:

Goal	Result	Achievement Percentage
EPS	$2.57	156
Company ROE	10.54%	27
Georgia Power ROE	12.89%	145
Aggregate ROE	12.6%	131
Southern Power net income	$162 million	200

The aggregate ROE and Southern Power net income achievement resulted in a business unit financial achievement percentage for SCS Corporate of 138%.

A total performance factor is determined by adding the EPS and applicable business unit financial and operational goal performance results and dividing by three.  The total performance factor is multiplied by the target Performance Pay Program opportunity, as described above, to determine the payout for each named executive officer.  The following table shows the pay opportunity at target-level performance (as prorated per the description above for those who served in more than one position during the year) and the actual payout based on the actual performance shown above.

	Target Annual Performance Pay Program Opportunity ($)	Total Performance Factor (%)	Actual Annual Performance Pay Program Payout ($)
E. Day, VI	234,840	122	286,505
M. H. Feagin	100,317	122	122,387
T. O. Anderson, IV	75,519	122	92,133
J. W. Atherton	100,317	122	122,387
J. G. Franklin	97,414	140	136,806
D. R. Horsley	137,858	137	188,278

Long-Term Performance-Based Compensation

Long-term performance-based awards are intended to promote long-term success and increase Southern Company’s stockholder value by directly tying a substantial portion of the named executive officers’ total compensation to the interests of Southern Company’s stockholders.  The long-term awards provide an incentive to grow Southern Company’s stockholder value.

Southern Company stock options represent 40% of the long-term performance target value and performance shares represent the remaining 60%.  The Compensation Committee elected this mix because it concluded that doing so represented an appropriate balance between incentives.  Stock options only generate value if the price of the stock appreciates after the grant date, and performance shares reward employees based on total shareholder return relative to industry peers, as well as stock price.

The following table shows the grant date fair value of the long-term performance-based awards in total and each component awarded in 2011.
	Value of Options ($)	Value of Performance Shares ($)	Total Long-Term Value ($)
E. Day, VI	203,528	305,277	508,805
M. H. Feagin	53,502	80,249	133,751
T. O. Anderson, IV	28,769	43,128	71,897
J. W. Atherton	53,502	80,249	133,751
J. G. Franklin	32,962	49,423	82,385
D. R. Horsley	64,750	97,119	161,869

Stock Options

Stock options granted have a 10-year term, vest over a three-year period, fully vest upon retirement or termination of employment following a change in control, and expire at the earlier of five years from the date of retirement or the end of the 10-year term.  For the grant made to Mr. Day in 2011, unvested options are forfeited if he retires and accepts a position with a peer company within two years of retirement.  The value of each stock option was derived using the Black-Scholes stock option pricing model.  The assumptions used in calculating that amount are discussed in Note 8 to the financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (2011 Annual Report). For 2011, the Black-Scholes value on the grant date was $3.25 per stock option.

Performance Shares

Performance shares are denominated in units, meaning no actual shares are issued at the grant date.  A grant date fair value per unit was determined.  For the grant made in 2011, that value per unit was $35.97.  See the Summary Compensation Table and the information accompanying it for more information on the grant date fair value.  The total target value for performance share units is divided by the value per unit to determine the number of performance share units granted to each participant, including the named executive officers.  Each performance share unit represents one share of Common Stock. At the end of the three-year performance period, the number of units will be adjusted up or down (0% to 200%) based on Southern Company’s total shareholder return relative to that of its peers in the Philadelphia Utility Index and the custom peer group.  The companies in the custom peer group are those that are believed to be most similar to Southern Company in both business model and investors.  The Philadelphia Utility Index was chosen because it is a published index and, because it includes a larger number of peer companies, it can mitigate volatility in results over time, providing an appropriate level of balance.  The peer groups vary from the Market Data peer group (as listed on page 16) due to the timing and criteria of the peer selection process; however, there is significant overlap.  The results of the two peer groups will be averaged.  The number of performance share units earned will be paid in Common Stock at the end of the three-year performance period.  No dividends or dividend equivalents will be paid or earned on the performance share units.

The companies in the Philadelphia Utility Index on the grant date are listed below.

Ameren Corporation	Exelon Corporation
American Electric Power Company, Inc.	FirstEnergy Corp.
CenterPoint Energy, Inc.	NextEra Energy, Inc.
Consolidated Edison, Inc.	Northeast Utilities
Constellation Energy Group, Inc.	PG&E Corporation
Dominion Resources, Inc.	Progress Energy, Inc.
DTE Energy Company	Public Service Enterprise Group Incorporated
Duke Energy Corporation	The AES Corporation
Edison International	Xcel Energy Inc.
Entergy Corporation

The companies in the custom peer group are listed below.

American Electric Power Company, Inc.	PG&E Corporation
Consolidated Edison, Inc.	Progress Energy, Inc.
Duke Energy Corporation	Wisconsin Energy Corporation
Northeast Utilities	Xcel Energy Inc.
NSTAR

The following scale will determine the number of units paid in Common Stock following the last year of the performance period, based on the 2011 through 2013 performance period.  Payout for performance between points will be interpolated on a straight-line basis.

Performance vs. Peer Groups	Payout (% of Each Performance Share Unit Paid)
90th percentile or higher (Maximum)	200
50th percentile (Target)	100
10th percentile (Threshold)	0

Performance shares are not earned until the end of the three-year performance period.  A participant who terminates, other than due to retirement or death, forfeits all unearned performance shares.  Participants who retire or die during the performance period only earn a prorated number of units, based on the number of months they were employed during the performance period.

More information about stock options and performance shares is contained in the Grants of Plan-Based Awards table and the accompanying information.

Performance Dividends

The Compensation Committee terminated the Performance Dividend Program in 2010.  The value of performance dividends represented a significant portion of long-term performance-based compensation that was awarded prior to 2010.  At target performance levels, performance dividends represented up to 65% of the total long-term value granted over the 10-year term of stock options.  Therefore, because performance dividends were awarded for years prior to 2010, in fairness to participants, the outstanding performance dividend awards were not cancelled.  The Compensation Committee approved a three-year transition period, beginning with the 2007 through 2010 performance-measurement period, to continue to pay performance dividends, if earned, on stock options that were granted prior to 2010.  The grant of performance shares, described above, replaced performance dividend awards beginning in 2010.  Therefore, performance dividends were paid on stock options granted prior to 2010 that were outstanding at the end of the four-year performance-measurement period that ended December 31, 2011, as reported in the Summary Compensation Table, and will be paid for one more uncompleted four-year performance-measurement period, 2009 through 2012.  Because performance dividends granted prior to 2008 were paid on all stock options held at the end of each applicable performance-measurement period, absent the exercise of stock options, the number of stock options upon which performance dividends were paid increased over each four-year performance-measurement period due to annual stock option grants.   During the transition period, the outstanding performance dividends are paid only on stock options granted prior to 2010.  Because performance shares are earned at the end of a three-year performance period, both the last award of performance dividends and the first award of performance shares will be earned at the end of 2012.

Performance dividends can range from 0% to 100% of the Common Stock dividend paid during the year per eligible stock option held at the end of the performance-measurement period.  Actual payout will depend on Southern Company’s total shareholder return over a four-year performance-measurement period compared to a group of other electric and gas utility companies.  The peer group was determined at the beginning of each four-year performance-measurement period.  The peer group for performance dividends was set by the Compensation Committee at the beginning of the four-year performance-measurement period.

Total shareholder return is calculated by measuring the ending value of a hypothetical $100 invested in each company’s common stock at the beginning of each of 16 quarters. In the final year of the performance-measurement period, Southern Company’s ranking in the peer group is determined at the end of each quarter and the percentile ranking is multiplied by the actual Common Stock dividend paid in that quarter. To determine the total payout per stock option held at the end of the performance-measurement period, the four quarterly amounts earned are added together.

No performance dividends are paid if Southern Company’s earnings are not sufficient to fund a Common Stock dividend at least equal to that paid in the prior year.

2011 Payout

The peer group used to determine the 2011 payout for the 2008 through 2011 performance-measurement period consisted of utilities with revenues of $1.2 billion or more with regulated revenues of 60% or more. Those companies are listed below.

Allegheny Energy, Inc.	Entergy Corporation	Progress Energy, Inc.
Alliant Energy Corporation	Exelon Corporation	Puget Energy, Inc.
Ameren Corporation	Hawaiian Electric Company, Inc.	SCANA Corporation
American Electric Power Company, Inc.	NextEra Energy, Inc.	TECO Energy, Inc.
Avista Corporation	NiSource Inc.	UIL Holdings Corporation
CMS Energy Corporation	Northeast Utilities	Unisource Energy Corporation
Consolidated Edison, Inc.	NSTAR	Vectren Corporation
Dominion Resources, Inc.	NV Energy, Inc.	Westar Energy, Inc.
DPL Inc.	Pepco Holdings, Inc.	Wisconsin Energy Corporation
DTE Energy Corporation	PG&E Corporation	Xcel Energy Inc.
Duke Energy Corporation	Pinnacle West Capital Corporation

The following scale determined the percentage of each quarter’s dividend paid in the last year of the performance-measurement period to be paid on each eligible stock option held at December 31, 2011, based on performance during the 2008 through 2011 performance-measurement period. Payout for performance between points was interpolated on a straight-line basis.

Performance vs. Peer Group	Payout (% of Each Quarterly Dividend Paid)
90th percentile or higher	100
50th percentile (Target)	50
10th percentile or lower	0

Southern Company’s total shareholder return performance, as measured at the end of each quarter of the final year of the four-year performance-measurement period ending with 2011, was the 38th, 41st, 69th, and 71st percentile, respectively, resulting in a total payout of 112% of the target level (56.1% of the full year’s Common Stock dividend), or $1.05.  This amount was multiplied by each named executive officer’s eligible outstanding stock options as of December 31, 2011 to calculate the payout under the program.  The amount paid is included in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

Retention Awards

In limited situations, the Company or an affiliate of the Company enters into a retention award agreement with an employee if there is a retention risk given the employee’s age and expertise.  An affiliate of the Company entered into a retention award agreement with Mr. Day, effective January 1, 2008, that provided three cash awards:  $100,000 at the end of the first and second years and $300,000 at the end of the third year, plus interest at the prime interest rate as published by The Wall Street Journal.  Mr. Day was required to remain employed by the Company or an affiliate of the Company on the vesting date for each payment.  The final payment vested at the end of 2011 and the amount paid, including interest earnings, is reported in the Bonus column in the Summary Compensation Table.

Southern Excellence Awards
Georgia Power’s senior management approved a discretionary award to Mr. Franklin for extraordinary achievement related to storm restoration efforts.  As described above, Mr. Franklin was an officer of Georgia Power until July 2011.  Payment of the award is reported in the Bonus column in the Summary Compensation Table.

Timing of Performance-Based Compensation
As discussed above, the 2011 annual Performance Pay Program goals and the Southern Company total shareholder return goals applicable to performance shares were established at the February 2011 Compensation Committee meeting.  Annual stock option grants also were made at that meeting.  The establishment of performance-based compensation goals and the granting of stock options were not timed with the release of material, non-public information.  This procedure is consistent with prior practices.  Stock option grants are made to new hires or newly-eligible participants on preset, regular quarterly dates that were approved by the Compensation Committee.  The exercise price of options granted to employees in 2011 was the closing price of the Common Stock on the grant date or the last trading day before the grant date, if the grant date was not a trading day.

Retirement and Severance Benefits
As mentioned above, certain post-employment compensation is provided to employees, including the named executive officers.

Retirement Benefits

Generally, all full-time employees of the Company participate in the funded Pension Plan after completing one year of service. Normal retirement benefits become payable when participants attain age 65 and complete five years of participation.  The Company also provides unfunded benefits that count salary and annual Performance Pay Program payouts that are ineligible to be counted under the Pension Plan.  (These plans are the Supplemental Benefit Plan and the Supplemental Executive Retirement Plan that are described in the chart on page 15 of this CD&A.)  See the Pension Benefits table and accompanying information for more pension-related benefits information.

The Company also provides the Deferred Compensation Plan which is an unfunded plan that permits participants to defer income as well as certain federal, state, and local taxes until a specified date or their retirement, disability, death, or other separation from service.  Up to 50% of base salary and up to 100% of performance-based non-equity compensation may be deferred at the election of eligible employees. All of the named executive officers are eligible to participate in the Deferred Compensation Plan.  See the Nonqualified Deferred Compensation table and accompanying information for more information about the Deferred Compensation Plan.

Change-in-Control Protections

The Compensation Committee initially approved the change-in-control protection program in 1998 to provide certain compensatory protections to employees, including the named executive officers, upon a change in control and thereby allow them to negotiate aggressively with a prospective purchaser.

Change-in-control protections, including severance pay and, in some situations, vesting or payment of long-term performance-based awards, are provided upon a change in control of Southern Company or the Company coupled with an involuntary termination not for cause or a voluntary termination for “Good Reason.”  This means there is a “double trigger” before severance benefits are paid; i.e., there must be both a change in control and a termination of employment.

In 2011, the Compensation Committee made changes to the program that were effective immediately.   Notably, the following changes were made:

•
Reduction of severance payment level from three times base salary plus target Performance Pay Program opportunity to two times that amount for all executive officers of Southern Company, including Mr. Day, except for the Chief Executive Officer of Southern Company.  (In 2009, the Compensation Committee lowered the severance payment level for all other officers from two times base salary plus target Performance Pay Program opportunity to one times that amount.)

•	Elimination of excise tax gross-up for all participants, including all of the named executive officers.

After the changes made in 2009 and 2011, Mr. Day’s severance level is two times base salary plus target Performance Pay Program opportunity, and it is one times that amount for all other named executive officers of the Company.

More information about severance arrangements is included in the section entitled Potential Payments upon Termination or Change in Control.

Perquisites
The Company provides limited perquisites to the named executive officers.  The perquisites provided in 2011, including amounts, are described in detail in the information accompanying the Summary Compensation Table.

Executive Stock Ownership Requirements
Officers of Southern Company and its subsidiaries that are in a position of Vice President or above are subject to stock ownership requirements.  All of the Company’s named executive officers are covered by the requirements. Ownership requirements further align the interest of officers and Southern Company’s stockholders by promoting a long-term focus and long-term share ownership.

The types of ownership arrangements counted toward the requirements are shares owned outright, those held in Southern Company-sponsored plans, and Common Stock accounts in the Deferred Compensation Plan and the Supplemental Benefit Plan.  One-third of vested Southern Company stock options may be counted, but, if so, the ownership requirement is doubled.  The ownership requirement is reduced by one-half at age 60.

The requirements are expressed as a multiple of base salary as shown below.

	Multiple of Salary without Counting Stock Options	Multiple of Salary Counting 1/3 of Vested Options
E. Day, VI	3 Times	6 Times
M. H. Feagin	2 Times	4 Times
T. O. Anderson, IV	1 Times	2 Times
J. W. Atherton	2 Times	4 Times
J. G. Franklin	2 Times	4 Times
D. R. Horsley	2 Times	4 Times

Newly-elected officers have approximately five years from the date of their election to meet the applicable ownership requirement and newly-promoted officers have approximately five years from the date of their promotion to meet the increased ownership requirements.

Southern Company Policy on Recovery of Awards
Southern Company’s Omnibus Incentive Compensation Plan provides that, if Southern Company or the Company is required to prepare an accounting restatement due to material noncompliance as a result of misconduct, and if an executive officer knowingly or grossly negligently engaged in or failed to prevent the misconduct or is subject to automatic forfeiture under the Sarbanes-Oxley Act of 2002, the executive officer will reimburse the Company the amount of any payment in settlement of awards earned or accrued during the 12-month period following the first public issuance or filing that was restated.

Policy Regarding Hedging the Economic Risk of Stock Ownership
The Company’s policy is that employees and outside Directors will not trade Southern Company options on the options market and will not engage in short sales.

COMPENSATION COMMITTEE REPORT

The Compensation Committee met with management to review and discuss the CD&A.  Based on such review and discussion, the Compensation Committee recommended to the Southern Company Board of Directors that the CD&A be included in this Information Statement.  The Southern Company Board of Directors approved that recommendation.

Members of the Compensation Committee:

J. Neal Purcell, Chair
Henry A. Clark III
H. William Habermeyer, Jr.
Donald M. James

SUMMARY COMPENSATION TABLE

The Summary Compensation Table shows the amount and type of compensation received or earned in 2009, 2010, and 2011 by the named executive officers, except as noted below.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)

Edward Day, VI	2011	389,383	309,750	305,277	203,528	429,974	464,307	25,088	2,127,307
President, Chief Executive Officer, and Chairman of the Board	2010	353,628	141,250	142,063	94,717	427,902	322,318	338,283	1,820,161
Moses H. Feagin	2011	221,275	0	80,249	53,502	150,090	185,021	157,210	847,347
Vice President, Chief	2010	196,963	21,359	44,954	29,978	177,698	104,553	52,418	627,923
Financial Officer,
and Treasurer
Thomas O.	2011	178,824	0	43,128	28,769	120,980	156,505	297,277	825,483
Anderson, IV	2010	167,095	85,000	39,290	26,196	128,036	107,645	51,817	605,079
Vice President	2009	157,541	22,500	0	13,313	100,654	138,097	81,526	513,631
John W.	2011	221,275	0	80,249	53,502	127,772	195,075	11,970	689,843
Atherton	2010	209,912	85,000	74,632	49,767	146,363	108,650	13,222	687,546
Vice	2009	205,793	15,000	0	27,695	134,275	155,810	12,191	550,764
President
Jeff G. Franklin	2011	215,544	46,860	49,423	32,962	168,297	120,795	404,363	1,038,244
Vice
President
Donald R. Horsley	2011	277,848	0	97,119	64,750	272,759	312,283	332,901	1,357,660
Vice	2010	262,221	25,000	94,427	62,960	248,561	221,355	17,535	932,059
President	2009	264,619	0	0	55,708	237,680	357,218	22,400	937,625

Column (a)

Messrs. Day and Feagin were not executive officers of the Company prior to 2010 and Mr. Franklin was not an executive officer of the Company prior to 2011.

Column (d)

The amount shown for 2011 for Mr. Day is payment of a vested award under a retention award agreement.  The amount shown for Mr. Franklin was a Southern Excellence Award from Georgia Power in his prior position for extraordinary achievement related to work on the Georgia Power rate case.  More information about the retention awards and Southern Excellence Awards is included in the CD&A.

Column (e)

This column does not reflect the value of stock awards that were actually earned or received in 2011.  Rather, as required by applicable rules of the SEC, this column reports the aggregate grant date fair value of performance shares granted in 2011.  The value reported is based on the probable outcome of the performance conditions as of the grant date, using a Monte Carlo simulation model.  No amounts will be earned until the end of the three-year performance period on December 31, 2013.  The value then can be earned based on performance ranging from 0 to 200%, as established by the Compensation Committee.  The aggregate grant date fair value of the performance shares granted in 2011 to Messrs. Day, Feagin, Anderson, Atherton, Franklin, and Horsley, assuming that the highest level of performance is achieved, is $610,555, $160,498, $86,256, $160,498, $98,846, and $194,238, respectively (200% of the amount shown in the table).  See Note 8 to the financial statements in the 2011 Annual Report for a discussion of the assumptions used in calculating these amounts.

As described in detail in the CD&A, in 2010, the first awards of performance shares were made and no further awards of performance dividends were made.  In 2009, stock options were awarded (as shown in column (f)) with associated performance dividends, as described in the CD&A.  The grant date value of performance dividends was reported in the CD&A and the threshold, target, and maximum payouts of performance dividends based on certain assumptions were reported in the Grants of Plan-Based Awards table.  However, because of SEC disclosure requirements, no grant date value for performance dividend awards was disclosed in the Summary Compensation Table in the year granted.  Instead, the actual cash payouts in the applicable year with respect to all outstanding performance dividends were reported as Non-Equity Incentive Plan Compensation in column (g).  The grant date value for performance dividends, as reported in the CD&A for 2009, is as follows:
($)
E. Day, VI	148,943
M. H. Feagin	46,249
T. O. Anderson, IV	23,223
J. W. Atherton	48,312
J. G. Franklin	48,830
D. R. Horsley	97,180

Column (f)

This column reports the aggregate grant date fair value of stock options granted in the applicable year.  See Note 8 to the financial statements in the 2011 Annual Report for a discussion of the assumptions used in calculating these amounts.

Column (g)

The amounts in this column are the aggregate of the payouts under the annual Performance Pay Program and under the Performance Dividend Program.  The amount reported for annual performance-based compensation is for the one-year performance period ended December 31, 2011.  The amount reported for performance dividends is the amount earned at the end of the four-year performance-measurement period of January 1, 2008 through December 31, 2011.  These awards were granted by the Compensation Committee in 2008 and were paid on stock options granted prior to 2010 that were outstanding at the end of 2011.  As described in the CD&A, the Performance Dividend Program was eliminated by the Compensation Committee in 2010 and replaced with performance shares.  The payout reported in column (g) is the second payout in the three-year transition period as described in the CD&A.  The Performance Pay Program, the Performance Dividend Program, and performance shares are described in detail in the CD&A.

The amounts paid under each program to the named executive officers are shown below.

	Annual Performance-Based Compensation ($)	Performance Dividends ($)	Total ($)
E. Day, VI	286,505	143,469	429,974
M. H. Feagin	122,387	27,703	150,090
T. O. Anderson, IV	92,133	28,847	120,980
J. W. Atherton	122,387	5,385	127,772
J. G. Franklin	136,806	31,491	168,297
D. R. Horsley	188,278	84,481	272,759

Column (h)

This column reports the aggregate change in the actuarial present value of each named executive officer’s accumulated benefit under the Pension Plan and the supplemental pension plans (collectively, Pension Benefits) as of December 31, 2009, 2010, and 2011.  The Pension Benefits as of each measurement date are based on the named executive officer’s age, pay, and service accruals and the plan provisions applicable as of the measurement date.

The actuarial present values as of each measurement date reflect the assumptions the Company selected for cost purposes as of that measurement date; however, the named executive officers were assumed to remain employed at the Company or any other Southern Company subsidiary until their benefits commence at the pension plans’ stated normal retirement date, generally age 65.  As a result, the amounts in column (h) related to Pension Benefits represent the combined impact of several factors: growth in the named executive officer’s Pension Benefits over the measurement year; impact on the total present values of one year shorter discounting period due to the named executive officer being one year closer to normal retirement; impact on the total present values attributable to changes in assumptions from measurement date to measurement date; and impact on the total present values attributable to plan changes between measurement dates.

For more information about the Pension Benefits and the assumptions used to calculate the actuarial present value of accumulated benefits as of December 31, 2011, see the information following the Pension Benefits table.  The key differences between assumptions used for the actuarial present values of accumulated benefits calculations as of December 31, 2010 and December 31, 2011 follow:

•	Discount rate for the Pension Plan was decreased to 5.0% as of December 31, 2011 from 5.55% as of December 31, 2010, and

•	Discount rate for the supplemental pension plans was decreased to 4.65% as of December 31, 2011 from 5.05% as of December 31, 2010.

This column also reports above-market earnings on deferred compensation under the Deferred Compensation Plan (DCP).  However, there were no above-market earnings on deferred compensation in the years reported.

Column (i)

This column reports the following items: perquisites; tax reimbursements on certain perquisites; the employer contributions in 2011 to the Southern Company Employee Savings Plan (ESP), which is a tax-qualified defined contribution plan, intended to meet requirements of Section 401(k) of the Code; and contributions in 2011 under the Southern Company Supplemental Benefit Plan (Non-Pension Related) (SBP).  The SBP is described more fully in the information following the Nonqualified Deferred Compensation table.

The amounts reported for 2011 are itemized below.
	Perquisites ($)	Tax Reimbursements ($)	ESP ($)	SBP ($)	Total ($)
E. Day, VI	5,602	–	12,123	7,364	25,089
M. H. Feagin	108,785	39,883	8,542	–	157,210
T. O. Anderson, IV	217,830	71,018	8,429	–	297,277
J. W. Atherton	469	216	11,285	–	11,970
J. G. Franklin	310,430	85,426	8,507	–	404,363
D. R. Horsley	211,953	106,778	12,495	1,675	332,901

Description of Perquisites

Personal Financial Planning is provided for most officers of the Company, including all of the named executive officers.  The Company pays for the services of the financial planner on behalf of the officers, up to a maximum amount of $8,700 per year, after the initial year that the benefit is provided.  In the initial year, the allowed amount is $15,000.  The Company also provides a five-year allowance of $6,000 for estate planning and tax return preparation fees.

Relocation Benefits are provided to cover the costs associated with geographic relocation.  Mr. Anderson relocated from Gulfport, Mississippi to Pelham, Alabama; Mr. Feagin relocated from Birmingham, Alabama to Gulfport, Mississippi; Mr. Franklin relocated from Atlanta, Georgia to Gulfport, Mississippi; and Mr. Horsley relocated from Gulfport, Mississippi to Birmingham, Alabama.  During 2011, Messrs. Anderson, Feagin, Franklin, and Horsley received relocation-related benefits in the amounts of $217,798, $104,513, $299,783, and $206,042, respectively.  Relocation assistance includes the incremental cost paid or incurred by the Company or its affiliates for relocation, including loss on home sale and certain capital improvements of residence in the former location, home sale and home repurchase assistance (closing costs), shipment of household goods, temporary housing costs during the move, and in some cases a lump sum relocation allowance.  Under the relocation policy applicable to all employees, any loss on home sale is determined based on the purchase price paid for the residence plus the cost of capital improvements made within the last five years to the residence that qualify for addition to the tax basis of the residence.  Also, as provided in the policy, tax assistance was provided on the taxable relocation benefits, including the reimbursement for loss on home sale.

Personal Use of Corporate-Owned Aircraft.  Southern Company owns aircraft that are used to facilitate business travel.  If seating is available, Southern Company permits a spouse or other family member to accompany an employee on a flight.  However, because in such cases the aircraft is being used for a business purpose, there is no incremental cost associated with the family travel, and no amounts are included for such travel. Any additional expenses incurred that are related to family travel are included.  In limited circumstances the Company may approve personal use of corporate-owned aircraft related to relocation.  In such cases, the incremental cost of the personal use (principally fuel cost) is included.

Other Miscellaneous Perquisites.  The amount included reflects the full cost to the Company of providing the following items: personal use of Company-provided tickets for sporting and other entertainment events and gifts distributed to and activities provided to attendees at Company-sponsored events.

GRANTS OF PLAN-BASED AWARDS IN 2011

This table provides information on stock option grants made and goals established for future payouts under the performance-based compensation programs during 2011 by the Compensation Committee.
Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#) (i)	Exercise or Base Price of Option Awards ($/Sh) (j)	Grant Date Fair Value of Stock and Option Awards ($) (k)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
E. Day, VI	2/14/2011	2,348	234,840	469,680
	2/14/2011				85	8,487	16,974			305,277
	2/14/2011							62,624	37.97	203,528
M. H. Feagin	2/14/2011	1,003	100,317	200,634
	2/14/2011				22	2,231	4,462			80,249
	2/14/2011							16,462	37.97	53,502
T.O. Anderson, IV	2/14/2011	719	71,923	143,846
	2/14/2011				12	1,199	2,398			43,128
	2/14/2011							8,852	37.97	28,769
J.W. Atherton	2/14/2011	1,003	100,317	200,634
	2/14/2011				22	2,231	4,462			80,249
	2/14/2011							16,462	37.97	53,502
J.G. Franklin	2/14/2011	927	92,704	185,408
	2/14/2011				14	1,374	2,748			49,423
	2/14/2011							10,142	37.97	32,962
D.R. Horsley	2/14/2011	1,214	121,408	242,816
	2/14/2011				27	2,700	5,400			97,119
	2/14/2011							19,923	37.97	64,750

Columns (c), (d), and (e)

These columns reflect the annual Performance Pay Program opportunity granted to the named executive officers in 2011 as described in the CD&A.  The information shown as “Threshold,” “Target,” and “Maximum” reflects the range of potential payouts established by the Compensation Committee.  The actual amounts earned are disclosed in the Summary Compensation Table.

Columns (f), (g), and (h)

These columns reflect the performance shares granted to the named executive officers in 2011, as described in the CD&A.  The information shown as “Threshold,” “Target,” and “Maximum” reflects the range of potential payouts established by the Compensation Committee.  Earned performance shares will be paid out in Common Stock following the end of the 2011 through 2013 performance period, based on the extent to which the performance goals are achieved.  Any shares not earned are forfeited.

Columns (i) and (j)

Column (i) reflects the number of stock options granted to the named executive officers in 2011, as described in the CD&A, and column (j) reflects the exercise price of the stock options, which was the closing price on the grant date.

Column (k)

This column reflects the aggregate grant date fair value of the performance shares and stock options granted in 2011.  For performance shares, the value is based on the probable outcome of the performance conditions as of the grant date using a Monte Carlo simulation model.  For stock options, the value is derived using the Black-Scholes stock option pricing model.  The assumptions used in calculating these amounts are discussed in Note 8 to the financial statements in the 2011 Annual Report.

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR-END

This table provides information pertaining to all outstanding stock options and stock awards (performance shares) held by or granted to the named executive officers as of December 31, 2011.

	Option Awards			Stock Awards
Name (a)						Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (g)
	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)	Option Exercise Price ($) (d)	Option Expiration Date (e)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (f)
E. Day, VI	21,868	0	32.70	2/18/2015
	20,525	0	33.81	2/20/2016
	21,589	0	36.42	2/19/2017
	25,221	0	35.78	2/18/2018
	31,623	15,811	31.39	2/16/2019
	0	28,316	31.17	2/15/2020
	0	62,624	37.97	2/14/2021	132	6,110
M. H. Feagin	5,887	0	36.42	2/19/2017
	5,768	0	35.78	2/18/2018
	9,819	4,910	31.39	2/16/2019
	4,481	8,962	31.17	2/15/2020
	0	16,462	37.97	2/14/2021
					37	1,713
T. O. Anderson, IV	6,328	0	32.70	2/18/2015
	5,855	0	33.81	2/20/2016
	6,041	0	36.42	2/19/2017
	1,853	0	35.78	2/18/2018
	4,931	2,465	31.39	2/16/2019
	0	7,831	31.17	2/15/2020
	0	8,852	37.97	2/14/2021
					25	1,157

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR-END (continued)
	Option Awards			Stock Awards
Name (a)						Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (g)
	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)	Option Exercise Price ($) (d)	Option Expiration Date (e)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (f)
J. W. Atherton	0	5,129	31.39	2/16/2019
	0	14,878	31.17	2/15/2020
	0	16,462	37.97	2/14/2021
					47	2,176
J. G. Franklin	7,954	0	33.81	2/20/2016
	8,327	0	36.42	2/19/2017
	8,526	0	35.78	2/18/2018
	0	5,184	31.39	2/16/2019
	0	9,604	31.17	2/15/2020
	0	10,142	37.97	2/14/2021
					30	1,389
D. R. Horsley	7,416	0	32.70	2/18/2015
	10,355	0	33.81	2/20/2016
	16,031	0	36.42	2/19/2017
	15,707	0	35.78	2/18/2018
	20,633	10,316	31.39	2/16/2019
	9,411	18,822	31.17	2/15/2020
	0	19,923	37.97	2/14/2021
					58	2,685

Columns (b), (c), (d), and (e)

Stock options vest one-third per year on the anniversary of the grant date. Options granted from 2005 through 2008 with expiration dates from 2015 through 2018 were fully vested as of December 31, 2011.  The options granted in 2009, 2010, and 2011 become fully vested as shown below.

Year Option Granted	Expiration Date	Date Fully Vested
2009	February 16, 2019	February 16, 2012
2010	February 15, 2020	February 15, 2013
2011	February 14, 2021	February 14, 2014

Options also fully vest upon death, total disability, or retirement and expire three years following death or total disability or five years following retirement, or on the original expiration date if earlier. Please see Potential Payments upon Termination or Change in Control for more information about the treatment of stock options under different termination and change-in-control events.

Columns (f) and (g)

Column (f) reflects the threshold number of performance shares that can be earned at the end of the three-year performance periods (December 31, 2012 and December 31, 2013) that were granted in 2010 and 2011.  The value in column (g) is derived by multiplying the number of shares in column (f) by the Common Stock closing price on December 30, 2011 ($46.29).  See further discussion of performance shares in the CD&A.

OPTION EXERCISES AND STOCK VESTED IN 2011

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
E. Day, VI	14,158	125,015	0	0
M. H. Feagin	11,248	87,934	0	0
T. O. Anderson, IV	10,250	113,579	0	0
J. W. Atherton	15,604	113,202	0	0
J. G. Franklin	21,485	235,760	0	0
D. R. Horsley	7,532	80,827	0	0

Column (b) reflects the number of shares acquired upon the exercise of stock options during 2011 and column (c) reflects the value realized.  The value realized is the difference in the market price over the exercise price on the exercise date.

No stock awards (performance shares) vested in 2011.

PENSION BENEFITS AT 2011 FISCAL YEAR-END

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
E. Day, VI	Pension Plan	27.92	687,630	0
	Supplemental Benefit Plan (Pension-Related)	27.92	763,707	0
	Supplemental Executive Retirement Plan	27.92	464,601	0
M. H. Feagin	Pension Plan	23.83	406,125	0
	Supplemental Benefit Plan (Pension-Related)	23.83	93,812	0
	Supplemental Executive Retirement Plan	23.83	137,374	0
T. O. Anderson, IV	Pension Plan	29.67	589,752	0
	Supplemental Benefit Plan (Pension-Related)	29.67	111,494	0
	Supplemental Executive Retirement Plan	29.67	137,839	0
J. G. Franklin	Pension Plan	17.50	261,367	0
	Supplemental Benefit Plan (Pension-Related)	17.50	50,667	0
	Supplemental Executive Retirement Plan	17.50	86,654	0
D. R. Horsley	Pension Plan	32.50	1,034,988	0
	Supplemental Benefit Plan (Pension-Related)	32.50	534,996	0
	Supplemental Executive Retirement Plan	32.50	357,251	0

Pension Plan
The Pension Plan is a tax-qualified, funded plan.  It is Southern Company’s primary retirement plan.  Generally, all full-time employees participate in this plan after one year of service.  Normal retirement benefits become payable when participants attain age 65 and complete five years of participation.  The plan benefit equals the greater of amounts computed using a “1.7% offset formula” and a “1.25% formula,” as described below.  Benefits are limited to a statutory maximum.

The 1.7% offset formula amount equals 1.7% of final average pay times years of participation less an offset related to Social Security benefits.  The offset equals a service ratio times 50% of the anticipated Social Security benefits in excess of $4,200.  The service ratio adjusts the offset for the portion of a full career that a participant has worked. The highest three rates of pay out of a participant’s last 10 calendar years of service are averaged to derive final average pay.  The rates of pay considered for this formula are the base salary rates with no adjustments for voluntary deferrals after 2008.  A statutory limit restricts the amount considered each year; the limit for 2011 was $245,000.

The 1.25% formula amount equals 1.25% of final average pay times years of participation.  For this formula, the final average pay computation is the same as above, but annual performance-based compensation paid or deferred during each year is added to the base salary rates.

Early retirement benefits become payable once plan participants have during employment attained age 50 and completed 10 years of participation.  Participants who retire early from active service receive benefits equal to the amounts computed using the same formulas employed at normal retirement.  However, a 0.3% reduction applies for each month (3.6% for each year) prior to normal retirement that participants elect to have their benefit payments commence.  For example, 64% of the formula benefits are payable starting at age 55.  As of December 31, 2011, Messrs. Feagin and Franklin were not retirement-eligible.

The Pension Plan’s benefit formulas produce amounts payable monthly over a participant’s post-retirement lifetime. At retirement, plan participants can choose to receive their benefits in one of seven alternative forms of payment. All forms pay benefits monthly over the lifetime of the retiree or the joint lifetimes of the retiree and a spouse.  A reduction applies if a retiring participant chooses a payment form other than a single life annuity.  The reduction makes the value of the benefits paid in the form chosen comparable to what it would have been if benefits were paid as a single life annuity over the retiree’s life.

Participants vest in the Pension Plan after completing five years of service.  All of the named executive officers are vested in their Pension Plan benefits.  Participants who terminate employment after vesting can elect to have their pension benefits commence at age 50 if they participated in the Pension Plan for 10 years.  If such an election is made, the early retirement reductions that apply are actuarially determined factors and are larger than 0.3% per month.

If a participant dies while actively employed, benefits will be paid to a surviving spouse.  A survivor’s benefit equals 45% of the monthly benefit that the participant had earned before his or her death. Payments to a surviving spouse of a participant who could have retired will begin immediately.  Payments to a survivor of a participant who was not retirement-eligible will begin when the deceased participant would have attained age 50.   After commencing, survivor benefits are payable monthly for the remainder of a survivor’s life.   Participants who are eligible for early retirement may opt to have an 80% survivor benefit paid if they die; however, there is a charge associated with this election.

If participants become totally disabled, periods that Social Security or employer-provided disability income benefits are paid will count as service for benefit calculation purposes.  The crediting of this additional service ceases at the point a disabled participant elects to commence retirement payments.  Outside of the extra service crediting, the normal Pension Plan provisions apply to disabled participants.

The Southern Company Supplemental Benefit Plan (Pension-Related) (SBP-P)
The SBP-P is an unfunded retirement plan that is not tax qualified.  This plan provides high-paid employees any benefits that the Pension Plan cannot pay due to statutory pay/benefit limits.  The SBP-P’s vesting and early retirement provisions mirror those of the Pension Plan. Its disability provisions mirror those of the Pension Plan but cease upon a participant’s separation from service.

The amounts paid by the SBP-P are based on the additional monthly benefit that the Pension Plan would pay if the statutory limits and pay deferrals were ignored.  When an SBP-P participant separates from service, vested monthly benefits provided by the benefit formulas are converted into a single sum value.  It equals the present value of what would have been paid monthly for an actuarially determined average post-retirement lifetime.  The discount rate used in the calculation is based on the 30-year U.S. Treasury yields for the September preceding the calendar year of separation, but not more than 6%.  Vested participants terminating prior to becoming eligible to retire will be paid their single sum value as of September 1 following the calendar year of separation.  If the terminating participant is retirement-eligible, the single sum value will be paid in 10 annual installments starting shortly after separation.  The unpaid balance of a retiree’s single sum will be credited with interest at the prime rate published in The Wall Street Journal.  If the separating participant is a “key man” under Section 409A of the Internal Revenue Code of 1986, as amended (Code), the first installment will be delayed for six months after the date of separation.

If a SBP-P participant dies after becoming vested in the Pension Plan, the spouse of the deceased participant will receive the installments the participant would have been paid upon retirement.  If a vested participant’s death occurs prior to age 50, the installments will be paid to a spouse as if the participant had survived to age 50.

The Southern Company Supplemental Executive Retirement Plan (SERP)
The SERP also is an unfunded retirement plan that is not tax qualified.  This plan provides high-paid employees additional benefits that the Pension Plan and the SBP-P would pay if the 1.7% offset formula calculations reflected a portion of annual performance-based compensation.  To derive the SERP benefits, a final average pay is determined reflecting participants’ base rates of pay and their annual performance-based compensation amounts to the extent they exceed 15% of those base rates (ignoring statutory limits).  This final average pay is used in the 1.7% offset formula to derive a gross benefit.  The Pension Plan and the SBP-P benefits are subtracted from the gross benefit to calculate the SERP benefit.  The SERP’s early retirement, survivor benefit, disability, and form of payment provisions mirror the SBP-P’s provisions.  However, except upon a change in control, SERP benefits do not vest until participants retire, so no benefits are paid if a participant terminates prior to becoming retirement-eligible.  More information about vesting and payment of SERP benefits following a change in control is included in the section entitled Potential Payments upon Termination or Change in Control.

The following assumptions were used in the present value calculations:

•	Discount rate — 5.00% Pension Plan and 4.65% supplemental plans as of December 31, 2011,
•	Retirement date — Normal retirement age (65 for all named executive officers),
•	Mortality after normal retirement — RP2000 Combined Healthy with generational projections,
•	Mortality, withdrawal, disability, and retirement rates prior to normal retirement — None,
•	Form of payment for Pension Benefits:
	o	Male retirees: 25% single life annuity; 25% level income annuity; 25% joint and 50% survivor annuity; and 25% joint and 100% survivor annuity,
	o	Female retirees: 40% single life annuity; 40% level income annuity; 10% joint and 50% survivor annuity; and 10% joint and 100% survivor annuity,
•	Spouse ages — Wives two years younger than their husbands,
•	Annual performance-based compensation earned but unpaid as of the measurement date — 130% of target opportunity percentages times base rate of pay for year amount is earned, and
•	Installment determination — 4.00% discount rate for single sum calculation and 4.75% prime rate during installment payment period.

For all of the named executive officers, the number of years of credited service is one year less than the number of years of employment.

NONQUALIFIED DEFERRED COMPENSATION AS OF 2011 FISCAL YEAR-END
Name (a)	Executive Contributions in Last FY ($) (b)	Employer Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
E. Day, VI	297,794	7,364	39,913	0	1,013,914
M. H. Feagin	44,425	0	15,986	0	131,435
T. O. Anderson, IV	0	0	711	0	3,366
J. W. Atherton	0	0	0	0	0
J. G. Franklin	0	0	0	0	0
D. R. Horsley	42,235	1,675	26,292	0	714,875

Southern Company provides the DCP which is designed to permit participants to defer income as well as certain federal, state, and local taxes until a specified date or their retirement or other separation from service. Up to 50% of base salary and up to 100% of performance-based non-equity compensation may be deferred at the election of eligible employees. All of the named executive officers are eligible to participate in the DCP.

Participants have two options for the deemed investments of the amounts deferred — the Stock Equivalent Account and the Prime Equivalent Account. Under the terms of the DCP, participants are permitted to transfer between investments at any time.

The amounts deferred in the Stock Equivalent Account are treated as if invested at an equivalent rate of return to that of an actual investment in Common Stock, including the crediting of dividend equivalents as such are paid by Southern Company from time to time. It provides participants with an equivalent opportunity for the capital appreciation (or loss) and income of that of a Southern Company stockholder. During 2011, the rate of return in the Stock Equivalent Account was 26.9%, which was Southern Company’s total shareholder return for 2011.

Alternatively, participants may elect to have their deferred compensation deemed invested in the Prime Equivalent Account which is treated as if invested at a prime interest rate compounded monthly, as published in The Wall Street Journal as the base rate on corporate loans posted as of the last business day of each month by at least 75% of the United States’ largest banks. The interest rate earned on amounts deferred during 2011 in the Prime Equivalent Account was 3.25%.

Column (b)

This column reports the actual amounts of compensation deferred under the DCP by each named executive officer in 2011.  The amount of salary deferred by the named executive officers, if any, is included in the Salary column in the Summary Compensation Table.  The amounts of performance-based compensation deferred in 2011 were the amounts paid for performance under the annual Performance Pay Program and the Performance Dividend Program that were earned as of December 31, 2010 but not payable until the first quarter of 2011.  These amounts are not reflected in the Summary Compensation Table because that table reports performance-based compensation that was earned in 2011 but not payable until early 2012.  These deferred amounts may be distributed in a lump sum or in up to 10 annual installments at termination of employment or in a lump sum at a specified date, at the election of the participant.

Column (c)

This column reflects contributions under the SBP.  Under the Code, employer matching contributions are prohibited under the ESP on employee contributions above stated limits in the ESP, and, if applicable, above legal limits set forth in the Code.  The SBP is a nonqualified deferred compensation plan under which contributions are made that are prohibited from being made in the ESP.  The contributions are treated as if invested in Common Stock and are payable in cash upon termination of employment in a lump sum or in up to 20 annual installments, at the election of the participant.  The amounts reported in this column also were reported in the All Other Compensation column in the Summary Compensation Table.

Column (d)

This column reports earnings or losses on both compensation the named executive officers elected to defer and employer contributions under the SBP.

Column (f)

This column includes amounts that were deferred under the DCP and contributions under the SBP in prior years.  The following chart shows the amounts previously reported.

	Amounts Deferred under the DCP Prior to 2011 and Reported in Prior Years’ Information Statements (S)	Employer Contributions under the SBP Prior to 2011 and Reported in Prior Years’ Information Statements ($)	Total (S)
E. Day, VI	92,779	5,540	98,319
M. H. Feagin	31,632	0	31,632
T. O. Anderson, IV	0	0	0
J. W. Atherton	0	0	0
J. G. Franklin	0	0	0
D. R. Horsley	418,637	3,802	422,439

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

This section describes and estimates payments that could be made to the named executive officers under different termination and change-in-control events.  The estimated payments would be made under the terms of Southern Company’s compensation and benefit program or the change-in-control severance program.  All of the named executive officers are participants in Southern Company’s change-in-control severance program for officers.  The amount of potential payments is calculated as if the triggering events occurred as of December 31, 2011 and assumes that the price of Common Stock is the closing market price on December 30, 2011.

Description of Termination and Change-in-Control Events
The following charts list different types of termination and change-in-control events that can affect the treatment of payments under the compensation and benefit programs.  No payments are made under the change-in-control severance program unless, within two years of the change in control, the named executive officer is involuntarily terminated or voluntarily terminates for Good Reason. (See the description of Good Reason below.)

Traditional Termination Events
•	Retirement or Retirement-Eligible – Termination of a named executive officer who is at least 50 years old and has at least 10 years of credited service.
•	Resignation – Voluntary termination of a named executive officer who is not retirement-eligible.
•	Lay Off – Involuntary termination of a named executive officer who is not retirement-eligible not for cause.
•
Involuntary Termination – Involuntary termination of a named executive officer for cause.  Cause includes individual performance below minimum performance standards and misconduct, such as violation of the Company’s Drug and Alcohol Policy.

•	Death or Disability – Termination of a named executive officer due to death or disability.

Change-in-Control-Related Events
At the Southern Company or the Company level:
•
Southern Company Change-in-Control I – Consummation of an acquisition by another entity of 20% or more of Common Stock or, following consummation of a merger with another entity, Southern Company’s stockholders own 65% or less of the entity surviving the merger.

•
Southern Company Change-in-Control II – Consummation of an acquisition by another entity of 35% or more of Common Stock or, following consummation of a merger with another entity, Southern Company’s stockholders own less than 50% of Southern Company surviving the merger.

•	Southern Company Termination – Consummation of a merger or other event and Southern Company is not the surviving company or the Common Stock is no longer publicly traded.
•
Company Change in Control – Consummation of an acquisition by another entity, other than another subsidiary of Southern Company, of 50% or more of the stock of the Company, consummation of a merger with another entity and the Company is not the surviving company, or the sale of substantially all the assets of the Company.

At the employee level:
•
Involuntary Change-in-Control Termination or Voluntary Change-in-Control Termination for Good Reason – Employment is terminated within two years of a change in control, other than for cause, or the employee voluntarily terminates for Good Reason.  Good Reason for voluntary termination within two years of a change in control generally is satisfied when there is a material reduction in salary, performance-based compensation opportunity, or benefits, relocation of over 50 miles, or a diminution in duties and responsibilities.

The following chart describes the treatment of different pay and benefit elements in connection with the Traditional Termination Events described above.

Program	Retirement/ Retirement- Eligible	Lay Off (Involuntary Termination Not For Cause)	Resignation	Death or Disability	Involuntary Termination (For Cause)
Pension Benefits Plans	Benefits payable as described in the notes following the Pension Benefits table.	Same as Retirement.	Same as Retirement.	Same as Retirement.	Same as Retirement.
Annual Performance Pay Program	Prorated if terminate before 12/31.	Same as Retirement.	Forfeit.	Same as Retirement.	Forfeit.
Performance Dividend Program	Paid year of retirement plus two additional years.	Forfeit.	Forfeit.	Payable until options expire or exercised.	Forfeit.
Stock Options	Vest; expire earlier of original expiration date or five years.	Vested options expire in 90 days; unvested are forfeited.	Same as Lay Off.	Vest; expire earlier of original expiration or three years.	Forfeit.
Performance Shares	Prorated if retire prior to end of performance period.	Forfeit.	Forfeit.	Same as Retirement.	Forfeit.
Financial Planning Perquisite	Continues for one year.	Terminates.	Terminates.	Same as Retirement.	Terminates.
Deferred Compensation Plan	Payable per prior elections (lump sum or up to 10 annual installments).	Same as Retirement.	Same as Retirement.	Payable to beneficiary or participant per prior elections. Amounts deferred prior to 2005 can be paid as a lump sum per benefit administration committee’s discretion.	Same as Retirement.
Supplemental Benefit Plan — non-pension related	Payable per prior elections (lump sum or up to 20 annual installments).	Same as Retirement.	Same as Retirement.	Same as the Deferred Compensation Plan.	Same as Retirement.

The following chart describes the treatment of payments under compensation and benefit programs under different change-in-control events, except the Pension Plan. The Pension Plan is not affected by change-in-control events.

Program	Southern Company Change-in-Control I	Southern Company Change-in-Control II	Southern Company Termination or Company Change in Control	Involuntary Change-in- Control-Related Termination or Voluntary Change-in- Control-Related Termination for Good Reason
Nonqualified Pension Benefits
All SERP-related benefits vest if participants vested in tax-qualified pension benefits; otherwise, no impact. SBP — pension-related benefits vest for all participants and single sum value of benefits earned to change-in-control date paid following termination or retirement.
		Benefits vest for all participants and single sum value of benefits earned to the change-in-control date paid following termination or retirement.	Same as Southern Company Change- in-Control II.	Based on type of change-in-control event.
Annual Performance Pay Program	If no program termination, paid at greater of target or actual performance. If program terminated within two years of change in control, prorated at target performance level.	Same as Southern Company Change-in-Control I.	Prorated at target performance level.	If not otherwise eligible for payment, if the program is still in effect, prorated at target performance level.
Performance Dividend Program	If no program termination, paid at greater of target or actual performance. If program terminated within two years of change in control, prorated at greater of target or actual performance level.	Same as Southern Company Change-in-Control I.	Prorated at greater of actual or target performance level.	If not otherwise eligible for payment, if the program is still in effect, greater of actual or target performance level for year of severance only.
Stock Options	Not affected by change-in-control events.	Not affected by change-in-control events.	Vest and convert to surviving company’s securities; if cannot convert, pay spread in cash.	Vest.
Performance Shares	Not affected by change-in-control events.	Not affected by change-in-control events.	Vest and convert to surviving company’s securities; if cannot convert, pay spread in cash.	Vest.
DCP	Not affected by change-in-control events.	Not affected by change-in-control events.	Not affected by change-in-control events.	Not affected by change-in-control events.

Program	Southern Company Change-in-Control I	Southern Company Change-in-Control II	Southern Company Termination or Company Change in Control	Involuntary Change-in- Control-Related Termination or Voluntary Change-in- Control-Related Termination for Good Reason
SBP	Not affected by change-in-control events.	Not affected by change-in-control events.	Not affected by change-in-control events.	Not affected by change-in-control events.
Severance Benefits	Not applicable.	Not applicable.	Not applicable.	One or two times base salary plus target annual performance-based pay.
Healthcare Benefits	Not applicable.	Not applicable.	Not applicable.	Up to five years participation in group healthcare plan plus payment of two or three years premium amounts.
Outplacement Services	Not applicable.	Not applicable.	Not applicable.	Six months.

Potential Payments
This section describes and estimates payments that would become payable to the named executive officers upon a termination or change in control as of December 31, 2011.

Pension Benefits
The amounts that would have become payable to the named executive officers if the Traditional Termination Events occurred as of December 31, 2011 under the Pension Plan, the SBP-P, and the SERP are itemized in the following chart. The amounts shown under the Retirement column are amounts that would have become payable to the named executive officers that were retirement-eligible on December 31, 2011 and are the monthly Pension Plan benefits and the first of 10 annual installments from the SBP-P and the SERP.  The amounts shown under the Resignation or Involuntary Termination column are the amounts that would have become payable to the named executive officers who were not retirement-eligible on December 31, 2011 and are the monthly Pension Plan benefits that would become payable as of the earliest possible date under the Pension Plan and the single sum value of benefits earned up to the termination date under the SBP-P, paid as a single payment rather than in 10 annual installments. Benefits under the SERP would be forfeited.  The amounts shown that are payable to a spouse in the event of the death of the named executive officer are the monthly amounts payable to a spouse under the Pension Plan and the first of 10 annual installments from the SBP-P and the SERP.  The amounts in this chart are very different from the pension values shown in the Summary Compensation Table and the Pension Benefits table.  Those tables show the present values of all the benefits amounts anticipated to be paid over the lifetimes of the named executive officers and their spouses.  Those plans are described in the notes following the Pension Benefits table.  Of the named executive officers, Messrs. Feagin and Franklin were not retirement-eligible on December 31, 2011.

	Retirement ($)		Resignation or Involuntary Termination	Death (payments to a spouse) ($)
	Pension	4,681	All plans	4,122
E. Day, VI	SBP-P	99,546	treated	99,546
	SERP	60,559	as retiring	60,559
	Pension	n/a	1,796	2,949
M. H. Feagin	SBP-P	n/a	114,010	13,465
	SERP	n/a	0	19,717
	Pension	4,118	All plans	3,333
T. O. Anderson, IV	SBP-P	14,631	treated	14,631
	SERP	18,088	as retiring	18,088
	Pension	3,883	All plans	3,303
J. W. Atherton	SBP-P	19,679	treated	19,679
	SERP	21,105	as retiring	21,105
	Pension	n/a	1,350	2,217
J. G. Franklin	SBP-P	n/a	63,333	8,462
	SERP	n/a	0	14,472
	Pension	7,567	All plans	4,742
D. R. Horsley	SBP-P	67,812	treated	67,812
	SERP	45,282	as retiring	45,282

As described in the Change-in-Control chart, the only change in the form of payment, acceleration, or enhancement of the pension benefits is that the single sum value of benefits earned up to the change-in-control date under the SBP-P and the SERP could be paid as a single payment rather than in 10 annual installments. Also, the SERP benefits vest for participants who are not retirement-eligible upon a change in control. Estimates of the single sum payment that would have been made to the named executive officers, assuming termination as of December 31, 2011 following a change-in-control event, other than a Southern Company Change-in-Control I (which does not impact how pension benefits are paid), are itemized below. These amounts would be paid instead of the benefits shown in the Traditional Termination Events chart above; they are not paid in addition to those amounts.

	SBP-P ($)	SERP ($)	Total ($)
E. Day, VI	995,458	605,587	1,601,045
M. H. Feagin	111,575	163,386	274,961
T. O. Anderson, IV	146,311	180,883	327,194
J. W. Atherton	196,792	211,051	407,843
J. G. Franklin	61,981	106,004	167,985
D. R. Horsley	678,117	452,822	1,130,939

The pension benefit amounts in the tables above were calculated as of December 31, 2011 assuming payments would begin as soon as possible under the terms of the plans. Accordingly, appropriate early retirement reductions were applied.  Any unpaid annual performance-based compensation was assumed to be paid at 1.30 times the target level. Pension Plan benefits were calculated assuming each named executive officer chose a single life annuity form of payment, because that results in the greatest monthly benefit.  The single sum values were based on a 3.77% discount rate.

Annual Performance Pay Program
The amount payable if a change in control had occurred on December 31, 2011 is the greater of target or actual performance.  Because actual payouts for 2011 performance were above the target level, the amount that would have been payable was the actual amount paid as reported in the Summary Compensation Table.

Performance Dividends
Because the assumed termination date is December 31, 2011, there is no additional amount that would be payable other than what was reported in the Summary Compensation Table.  As described in the Traditional Termination Events chart, there is some continuation of benefits under the Performance Dividend Program for retirees.  However, under a change-in-control event, performance dividends are payable at the greater of target performance or actual performance.  For the 2008 through 2011 performance-measurement period, actual performance exceeded target-level performance.

Stock Options and Performance Share Units (Equity Awards)
Equity Awards would be treated as described in the Termination and Change-in-Control charts above.  Under a Southern Company Termination, all Equity Awards vest. In addition, if there is an Involuntary Change-in-Control Termination or Voluntary Change-in-Control Termination for Good Reason, Equity Awards vest.  There is no payment associated with Equity Awards unless there is a Southern Company Termination and the participants’ Equity Awards cannot be converted into surviving company awards. In that event, the value of Equity Awards would be paid to the named executive officers.  For stock options, that value is the excess of the exercise price and the closing price of Common Stock on December 30, 2011, and for performance shares, it is the closing price on December 30, 2011.  The following chart shows the number of stock options for which vesting would be accelerated under a Southern Company Termination and the amount that would be payable under a Southern Company Termination if there were no conversion to the surviving company’s stock options.  It also shows the number and value of performance shares that would be paid.

	Number of Equity Awards with Accelerated Vesting (#)		Total Number of Equity Awards Following Accelerated Vesting (#)		Total Payable in Cash without Conversion of Equity Awards ($)
	Stock Options	Performance Shares	Stock Options	Performance Shares
E. Day, VI	106,751	13,202	227,577	13,202	3,298,551
M. H. Feagin	30,334	3,723	56,289	3,723	850,748
T. O. Anderson, IV	19,148	2,503	44,156	2,503	656,285
J. W. Atherton	36,469	4,708	36,469	4,708	656,275
J. G. Franklin	24,930	2,973	49,737	2,973	715,517
D. R. Horsley	49,061	5,834	128,614	5,834	1,877,159

DCP and SBP
The aggregate balances reported in the Nonqualified Deferred Compensation table would be payable to the named executive officers as described in the Traditional Termination and Change-in-Control-Related Events charts above. There is no enhancement or acceleration of payments under these plans associated with termination or change-in-control events, other than the lump-sum payment opportunity described in the above charts.  The lump sums that would be payable are those that are reported in the Nonqualified Deferred Compensation table.

Healthcare Benefits
At the end of 2011, Messrs. Feagin and Franklin were not retirement-eligible.  Healthcare benefits are provided to retirees and there is no incremental payment associated with the termination or change-in-control events.  Because Messrs. Feagin and Franklin were not retirement-eligible, healthcare benefits would not become available until each reaches age 50, except in the case of a change-in-control-related termination, as described in the Change-in-Control-Related Events chart.  The estimated cost of providing two years of healthcare insurance premiums for Messrs. Feagin and Franklin is $15,782 per year, each.

Financial Planning Perquisite
For the named executive officers who are retirement-eligible, an additional year of the financial planning perquisite, which is set at a maximum of $8,700 per year, will be provided after retirement.  Messrs. Feagin and Franklin are not retirement-eligible.

There are no other perquisites provided to the named executive officers under any of the traditional termination or change-in-control-related events.

Severance Benefits
The named executive officers are participants in a change-in-control severance plan.  The plan provides severance benefits, including outplacement services, if within two years of a change in control, they are involuntarily terminated, not for Cause, or they voluntarily terminate for Good Reason. The severance benefits are not paid unless the named executive officer releases the employing company from any claims he may have against the employing company.

The estimated cost of providing the six months of outplacement services is $6,000 per named executive officer. The severance payment is two times the base salary and target payout under the annual Performance Pay Program for Mr. Day and one times the base salary and target payout under the annual Performance Pay Program for the other named executive officers.

The following table estimates the severance payments that would be made to the named executive officers if they were terminated as of December 31, 2011 in connection with a change in control.

Severance Amount ($)
E. Day, VI	1,258,480
M. H. Feagin	329,244
T. O. Anderson, IV	270,316
J. W. Atherton	329,244
J. G. Franklin	340,559
D. R. Horsley	429,325

COMPENSATION RISK ASSESSMENT

Southern Company reviewed its compensation policies and practices, including those of the Company, and concluded that excessive risk-taking is not encouraged.  This conclusion was based on an assessment of the mix of pay components and performance goals, the annual pay/performance analysis by the Compensation Committee’s independent consultant, stock ownership requirements, compensation governance practices, and the claw-back provision.  The assessment was reviewed with the Compensation Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is made up of non-employee Directors of Southern Company who have never served as executive officers of Southern Company or the Company.  During 2011, none of Southern Company’s or the Company’s executive officers served on the Board of Directors of any entities whose executive officers serve on the Compensation Committee other than as set forth below.

Mr. Topazi, the Executive Vice President and Chief Operating Officer of Southern Company, also served as a Director of Hancock Holding Company during 2011 and is a member of its compensation committee.  Mr. Day, the President, Chief Executive Officer, and Chairman of the Board of the Company, also served as a Director of Hancock Bank.  Mr. Chaney, a Director of the Company and a member of the Company’s Compensation Committee, also serves as an executive officer of Hancock Holding Company and its subsidiary, Hancock Bank.

STOCK OWNERSHIP TABLE

Southern Company is the beneficial owner of 100% of the outstanding common stock of the Company. The following table shows the number of shares of Common Stock owned by Directors, nominees, and executive officers as of December 31, 2011.  It is based on information furnished by the Directors, nominees, and executive officers.    The shares beneficially owned by all Directors, nominees, and executive officers as a group constitute less than 1% of the total number of shares of Common Stock outstanding on December 31, 2011.

		Shares Beneficially Owned Include:

Name of Directors, Nominees, and Executive Officers	Shares Beneficially Owned(1)	Deferred Stock Units(2)	Shares Individuals Have Right to Acquire Within 60 Days(3)
Carl J. Chaney	1,749	884	0
L. Royce Cumbest	5,067	5,067	0
Edward Day, VI	176,379	0	171,670
Christine L. Pickering	2,465	1,961	0
Martha D. Saunders	1,771	0	0
Phillip J. Terrell	5,743	5,735	0
M. L. Waters	637	0	0
Thomas O. Anderson, IV	40,060	0	34,339
John W. Atherton	30,267	0	18,056
Moses H. Feagin	45,998	0	40,834
Jeff G. Franklin	39,551	0	38,174
Directors, Nominees, and Executive Officers as a group (12 people)	382,935	13,646	335,105

(1)	“Beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, and/or investment power with respect to a security or any combination thereof.
(2)	Indicates the number of Deferred Stock Units held under the Director Deferred Compensation Plan.
(3)	Indicates shares of Common Stock that certain executive officers have the right to acquire within 60 days. Shares indicated are included in the Shares Beneficially Owned column.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

No reporting person of the Company failed to file, on a timely basis, the reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended.

Certain Relationships and Related Transactions

Mr. Carl J. Chaney, a Director of the Company, is a Director, President, and Chief Executive Officer of Hancock Holding Company, Gulfport, Mississippi, and also acts as a Director, President, and Chief Executive Officer of a number of subsidiary banks.  Mr. L. Royce Cumbest, a Director of the Company, is Chairman, President, and Chief Executive Officer of Merchants & Marine Bank and Merchants & Marine Bancorp, Inc.  During 2011, these banks furnished a number of regular banking services in the ordinary course of business to the Company.  The Company intends to maintain normal banking relations with these banks in the future.

In 2011, Mr. R. Allen Reaves, an executive officer of the Company, received compensation of $281,294.

The Company does not have a written policy pertaining solely to the approval or ratification of “related party transactions.”  Southern Company has a Code of Ethics as well as a Contract Guidance Manual and other formal written procurement policies and procedures that guide the purchase of goods and services, including requiring competitive bids for most transactions above $10,000 or approval based on documented business needs for sole sourcing arrangements.  The approval and ratification of any related party transactions would be subject to these written policies and procedures which include a determination of the need for the goods and services; preparation and evaluation of requests for proposals by supply chain management; the writing of contracts; controls and guidance regarding the evaluation of the proposals; and negotiation of contract terms and conditions.  As appropriate, these contracts are also reviewed by individuals in the legal, accounting, and/or risk management/services departments prior to being approved by the responsible individual.  The responsible individual will vary depending on the department requiring the goods and services, the dollar amount of the contract, and the appropriate individual within that department who has the authority to approve a contract of the applicable dollar amount.